    As filed with the Securities and Exchange Commission on September 1, 2000. Registration No. __________
    =======================================================================

                     U.S. Securities and Exchange Commission

                             Washington, D.C. 20549

                                    FORM SB-2

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                            MEGAMEDIA NETWORKS, INC.
                            ------------------------
                 (Name of small business issuer in its charter)


  DELAWARE                        514191                   87-0633630
  ------                          ------                   ----------
(State or jurisdiction  (Primary Standard Industrial   (I.R.S. Employer
 of incorporation or     Classification Code Number)   Identification No.)
   organization)

                               57 WEST PINE STREET
                             ORLANDO, FLORIDA 32801
                                  (407)245-3636
                                  -------------
          (Address and telephone number of principal executive offices)

                                  Same as above
                                 --------------
                     (Address of principal place of business
                    or intended principal place of business)

                             William A. Mobley, Jr.
                               57 WEST PINE STREET

                             ORLANDO, FLORIDA 32801
                                 (407) 245-3636
                                 --------------
            (Name, address and telephone number of agent for service)

                                   Copies to:

                           Branden T. Burningham, Esq.
                          455 East 500 South, Suite 500
                           Salt Lake City, Utah 84111

                                 (801) 363-7411

Approximate date of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this Form is a post effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering [_]

If this Form is a post effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering [_]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

  ============================================================================
                            CALCULATION OF REGISTRATION FEE

  Title of
  Each                               Proposed       Proposed
  Class of                           Maximum        Maximum
  Securities          Amount         Offering       Aggregate   Amount of
  to be               to be          Price per      Offering    Registration
  Registered          Registered     Share (1)      Price (1)      Fee
  ----------          ----------     ---------      ---------      ---
  Common Stock,       5,793,930      $0.1244       $720,764.89    $200.37
  $0.01 par value.    shares
    ============================================================================

     (1) Estimated solely for the purpose of calculating the registration fee on the basis of book value per share of our common stock, as there is no public market for our common stock.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                             MEGAMEDIA NETWORKS, INC.
                        5,793,930 Shares of Common Stock

     This prospectus covers an aggregate of 5,793,930 shares of our common stock, which will be sold, from time to time, by some of our stockholders. These stockholders previously received all of these shares of common stock from us. We will not receive any money from the stockholders when they sell their shares of common stock. We have agreed to pay all costs and expenses relating to the registration of our common stock, but any stockholders who sell their shares shall be responsible for any related commissions, taxes, attorney's fees and related charges in connection with the offer and sale of these securities. The stockholders may sell all or a portion of the shares registered by this registration statement in private transactions or in the over-the-counter market at prices related to the prevailing prices of our common stock at the time of negotiation. The stockholders may sell their common stock through one or more broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the stockholders.

     Our common stock is not currently quoted on any exchange. One reason for our registration of these securities is to help us obtain a trading symbol on the OTC Bulletin Board of the National Association of Securities Dealers, Inc. However, we can not assure you that we will be able to obtain a symbol.

     THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK. SEE THE CAPTION "RISK FACTORS," BEGINNING ON PAGE 4 OF THIS PROSPECTUS.


     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.

     You may rely only on the information contained in this prospectus. We have not authorized anyone to provide information different from that contained in this prospectus. Neither the delivery of the prospectus nor the sale of common stock means that information contained in this prospectus is correct after the date of this prospectus. This prospectus is not an offer to sell or a solicitation of an offer to buy these shares of common stock in any circumstances under which the offer or solicitation is unlawful.

              The date of this prospectus is __________, 2000.

                                TABLE OF CONTENTS

    Available Information . . . . . . . . . . . . . . . . . . . . . . . . 7

    Prospectus Summary. . . . . . . . . . . . . . . . . . . . . . . . . . 8

    Risk Factors . . . . . . . . . . . . . . . . . . . . . . . . . . . . .9

    Use of Proceeds . . . . . . . . . . . . . . . . . . . . . . . . . . . 16

    Determination of Offering Price and Dilution . . . . . . . . . . . . .16

    Selling Security Holders . . . . . . . . . . . . . . . . . . . . . . .16

    Plan of Distribution . . . . . . . . . . . . . . . . . . . . . . . . .19

    Legal Proceedings . . . . . . . . . . . . . . . . . . . . . . . . . . 20

    Directors, Executive Officers, Promoters and Control Persons . . . . .21

    Security Ownership of Certain Beneficial Owners and Management . . . .24

    Description of Securities . . . . . . . . . . . . . . . . . . . . . . 25

    Interest of Named Experts and Counsel . . . . . . . . . . . . . . . . 27

    Disclosure of Commission Position on Indemnification for Securities . 28 Act Liabilities

    Description of Business . . . . . . . . . . . . . . . . . . . . . . . 28

    Management's Discussion and Analysis or Plan of Operation . . . . . . 36

    Description of Property . . . . . . . . . . . . . . . . . . . . . . . 40

    Certain Relationships and Related Transactions . . . . . . . . . . . .40

    Market for Common Equity and Related Stockholder Matters . . . . . . .41

    Executive Compensation . . . . . . . . . . . . . . . . . . . . . . . .42

    Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . .47

    Changes in and Disagreements with Accountants on Accounting and . . . 62 Financial Disclosure

                              AVAILABLE INFORMATION

     We file periodic reports with the Securities and Exchange Commission. These documents may be inspected and copied at the Public Reference Room of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for additional information. Our Commission filings are also available from the Commission's web site: http://www.sec.gov.

     We have filed a registration statement with the Commission on Form SB-2, under the Securities Act of 1933, with respect to the securities described in this prospectus. This prospectus is filed as part of the registration statement. It does not contain all of the information set forth in the registrations statement and the exhibits and schedules filed with it. For further information about us and the common stock described by this prospectus, we refer you to the registration statement and to the exhibits and schedules filed with it. You may inspect or obtain copies of these documents from the Public Reference Branch. They are also available on the Commission's web site.

                               PROSPECTUS SUMMARY
                            MEGAMEDIA NETWORKS, INC.
                            ------------------------

     Since this is a summary of the matters described in this prospectus, it does not contain all of the information that may be important to you. This prospectus contains "forward- looking" information within the meaning of the Private Securities Litigation Reform Act of 1995. We believe that the forward-looking statements contained in this prospectus are within the meaning of the safe harbor provided by Section 27A of the Securities Act of 1933. Forward-looking statements contained in this prospectus involve known and unknown risks, uncertainties and other factors that could cause actual results, financial or operating performance to differ from the future results, financial or operating performance or achievements expressed or implied by such forward-looking statements. You should read the following summary and the "Risk Factors" section along with the more detailed information, financial statements and the notes to the financial statements appearing elsewhere in this prospectus before you decide whether to purchase the common stock described in this prospectus.

                                   The Company
                                   -----------

     MegaMedia Networks, Inc. is a global Internet broadcast company. We specialize in "on-demand" delivery of entertainment content through our portal site at www.megachannels.com. MegaChannels product offerings include:

              movies;

              television programming;

              live events;

              sports programming;

              animation; and

              "made for the Internet" interactive content.

     We offer entertainment products to consumers in subscription, pay-per-view and advertising-driven, free formats. Through MegaChannels, we began offering content and associated merchandising to consumers in March 2000.

     Our principal executive offices are located at 57 West Pine Street, Orlando, Florida 32801, and our telephone number is (407) 245-3636.

                                  The Offering
                                  ------------

    Securities offered by us . . .  None

    Securities that may be sold
    by our stockholders . . . . . . 5,793,930 shares of our common stock.

    Use of proceeds . . . . . . . . We will not receive any money from any stockholders when they sell their shares of common stock.

    Offering Price . . . . . . . . .Market prices
                                    prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices or at fixed prices, all of which may change.

    Transfer Agent . . . . . . . . .Atlas Stock Transfer,
                                    5899 South State, Murray, Utah 84107, serves as the transfer agent and registrar for our outstanding securities.

                                  RISK FACTORS
                                  ------------

     An investment in MegaMedia's common stock is very speculative and involves substantial risks. In addition to the general investment risks and other information in this prospectus, you should carefully consider the following factors before making an investment decision.

     We face many risks and uncertainties over the next 12 months. These risks include our ability or inability to:

          obtain additional financing;

          attract and retain technical, marketing and other personnel;

          manage growth effectively;

          effectively compete against competitors who have more resources; and

          enter  into  strategic   relationships   with  additional   suppliers,
          including studios and independent film companies.

          We face many additional risks, including:

We Have a Very Limited Operating History.
-----------------------------------------

     We had no material operations until March 25, 2000. That is the date that we launched our web site. You should be aware of the difficulties that new companies in a highly competitive industry normally encounter. We have limited evidence that our business plans will prove successful or that we will be able to market our services successfully. We can not assure you that we will be able to operate profitably in the future.

We Have a History of Financial Losses.
-------------------------------------

     Because we did not launch our web site until March, 2000, we have a history of financial losses. During the period May 27, 1999 (date of inception) through December 31, 1999, we had a net loss of $857,249, with no revenues. During the six months ended June 30, 2000, we had a net loss of $4,437,679, with net sales of $438,640. We can not assure you that our business operations will ever be profitable.

A Third Party is Seeking an Injunction Against Our Use of Our Web Site.
----------------------------------------------------------------------

     On or about June 6, 2000, Snickelways, Inc., a New York corporation, filed a complaint against us in the U.S. District Court for the Southern District of New York. The complaint seeks damages of $138,784.66 plus interest and costs, including attorneys' fees, and an injunction barring us from using our web site. If Snickelways obtains this injunction, we will be unable to use our web site and will not receive any revenue until we can develop a separate web site or another source of revenue. See the caption "Legal Proceedings" of this prospectus.


We May Have Difficulty Obtaining Funding in the Future.
-------------------------------------------------------

     Our operations have required us to spend large amounts of money. This will continue in the future. Since our inception, we have financed our development and operations through the sale of stock in private placements. As of August 15, 2000, we had raised a total of approximately $7,200,000 through three private placement offerings. At June 30, 2000 we had approximately $15,046 in cash and cash equivalents. We intend to use our existing cash to fund our working capital and capital expenditures for the next six months. However, we will need additional money to fund our operations during this six-month period. We will also need to raise additional cash through the sale of stock or by taking on debt to fund our operations for the next 12 months. The sale of stock may result in substantial dilution of the percentage of share ownership of current stockholders. We may not be able to get additional funding through the issuance of securities. If not, we will have to significantly scale back operations. This would probably hurt our operating performance. Our ability to raise funding may be severely limited due to our limited operating history and the lack of a public market for our common stock.

Our Unaudited Financial Statements Contain a "Going Concern" Qualification.
--------------------------------------------------------------------------

     Note A to our unaudited financial statements for the three months and six months ended June 30, 2000, expresses uncertainty about our ability to continue as a going concern. This is due to our need to raise additional capital and the uncertainty as to whether we will be able to raise it.

The Highly Competitive Nature of the Internet Industry May Limit Our Chances of Success.
-----------

     The market for Internet broadcasting services is highly competitive. We expect that competition will continue to intensify. We compete with:

          other websites, Internet portals and Internet broadcasters to acquire and provide content to attract users;

          online services, other website operators and advertising networks, as well as traditional media such as television, radio and print, for a share of advertisers' total advertising budgets; and

          local radio and television stations and national radio and television networks for sales of advertising spots.

     We may not be able to compete successfully in our industry. The competitive pressures that we face may hurt our business. Broadcast.com is probably our largest competitor.

     MegaChannels has a physical structure that is very similar to that of Broadcast.com. Broadcast.com. was acquired by Yahoo.com. That acquisition combines Broadcast.com, which is the current leading aggregator and broadcaster of "software necessary" streaming audio and video programming, with Yahoo.com, one of the world's leading Web networks. Yahoo.com serves about 70 million unique visitors per month. This acquisition expanded Yahoo.com's rich multimedia content offerings for its users. It is now the industry leader.

     Broadcast.com offers streaming media content such as live continuous broadcasts of over 400 radio stations and networks, broadcasts of over 60 TV stations and cable networks, and game broadcasts and other coverage of over 475 college and professional sports teams. The site also offers live concerts; on-demand music; special-interest shows and Internet-only "Webcasts"; and over 1,600 full-length audiobooks. Broadcast.com also delivers turnkey broadcasting and interactive multimedia advertising.

     Other large Web portals that directly compete with MegaChannels in one form or another include the following:

          Yack.com -- Yack.com offers webcasters and viewers an open, non-player/content specific, streaming media site. It offers the broadcast spectrum of streaming media content on the Web. Yack.com's webcasting partners include ForeignTV.com; The Auto Channel; CNN; the House of Blues; Pseudo; and the Rolling Stone Network. Yack.com also offers a reminder service for its viewers.

          TV on the WEB -- TV onthe WEB offers on-demand archiving and live webcasting applications. The TV onthe Web Network specializes in narrowcasting to specific business-to-business and special interest groups through revenue-generating TV channels. These channels are underwritten by organizations well known in niche communities. This business model has created revenues from live events; advertising; e-commerce; pay-per-view; and subscription sources.

          Excite.com -- Excite.com is a leading Web portal that offers free, personalized information and services. These include 18 content channels; state-of-the-art search technology; Web-based email; PAL instant messaging; chat; and on-line shopping.

          Lycos.com -- The Lycos Network is estimated to be one of the most visited hubs on the Internet. It purportedly reaches one out of every two Web users. Its network sites include Lycos.com; Tripods; Angelfire; WhoWhere; MailCity; HotBot; HotWired; Wired News; Webmonkey; Suck.com; and MyTime.com. The Lycos Network provides search and navigation; communications and personalization tools; homepage building and Web community services; and a shopping center.

          MSN -- The Microsoft Network is the third-largest on-line service in the world. It offers services, communications and communities, as well as Internet entertainment. MSN also provides hundreds of special-interest forums and bulletin boards, along with Web shows such as: the Microsoft Encarta multimedia encyclopedia; the Expedia travel service; Star Trek; Continuum; Disney's Daily Blast and Disney's Family.com; the Slate online magazine; the CarPoint on-line automotive service; the Microsoft Investor on-line investing service; and up-to-date news and information from MSNBC News.

          GO Network -- Go Network is a fairly new brand to the Internet. It is part of the Infoseek Corporation. GO Network family sites include: espn.com; disney.com; family.com; ABCnews.com; ABC.com; Mr.ShowBiz; and Wall of Sound.

     The market for Internet services is relatively new, intensely competitive, rapidly evolving and subject to rapid technological change. MegaMedia expects competition to increase in the future. Most of our current and potential competitors have longer operating histories, larger installed customer bases, longer relationships with clients and significantly greater financial, technical, marketing and public relation resources than we do. They could decide at any time to increase their resource commitments to our target market. In order to remain competitive, we may have to make certain pricing, service technology or marketing decisions. We can not assure you that these decisions will lead to success. Competition of the type described above could significantly impair our prospects.

     Our ability to generate clients will depend largely on the quality of our services and our reputation among our customers and potential customers. If we lose customers to our competitors because of dissatisfaction with our services, or if our reputation is damaged for any other reason, our revenues will likely decrease and our prospects could be materially impaired.

Any Future Governmental Regulation of the Internet May Hurt Our Operations.
---------------------------------------------------------------------------

     There are currently few laws and regulations directly applicable to the Internet. However, the United States and other jurisdictions are likely to adopt new laws and regulations. These laws and regulations will probably address issues such as privacy, pricing, sales taxes and the characteristics and quality of Internet services. Governments may also begin regulating content, network security, encryption and privacy protection, electronic authentication or "digital" signatures, illegal and harmful content, access charges and retransmission activities. We are not certain whether existing laws governing issues such as property ownership, content, taxation, defamation and personal privacy apply to the Internet. The majority of these laws were adopted before the widespread use and commercialization of the Internet. As a result, they do not address the unique issues of the Internet and related technologies. Any new legislation, regulation or governmental enforcement of existing regulations may limit the growth of the Internet, increase our cost of doing business or increase our legal exposure. All of these things could have a negative effect on us.

     On October 28, 1998, Congress enacted the Digital Millennium Copyright Act. The DMCA permits statutory licenses for the performance of sound recordings and for the making of ephemeral recordings to facilitate transmissions. Under these statutory licenses, we will have to pay licensing fees when we play sound recordings in original and archived programming and when we retransmit radio broadcasts. The DMCA does not specify the rate and terms of the statutory licenses. They will be determined either through voluntary inter-industry negotiations or through arbitration. By distributing content over the Internet, we also face potential liability based on the nature and content of the materials that we distributes. These claims could include claims for defamation, negligence, and copyright, patent or trademark infringement. These types of claims have been brought, and sometimes successfully litigated, against Internet companies in the past.

     The current law generally states that entities like MegaMedia, which provide interactive computer services, will not be treated as the publisher or speaker with respect to third party content that they distribute. However, the scope of the law's definition and limitations on liability have not been widely tested in court. As a result, we may be subject to such claims. To protect itself from such claims, MegaMedia maintains media liability insurance and general liability insurance. Additionally, in our agreements with content providers, the content providers generally represent that they have the rights to distribute and transmit their programming on the Internet. In most cases, they also agree to indemnify us for liability based on a breach of these representations and warranties. The indemnification arrangements and our media and general liability insurance may not cover all potential claims of this type or may not be adequate to indemnify us for any liability that may be imposed. Any liability not covered by indemnification or insurance or in excess of indemnification or insurance coverage could damage our business.

We May Have Trouble Protecting Our Intellectual Property.
---------------------------------------------------------

     We regard our copyrights, trademarks, trade secrets and similar intellectual property as important to our success. We rely on a combination of copyright and trademark laws, trade secret protection, confidentiality and non-disclosure agreements and contractual provisions with our employees and with third parties to establish and protect our proprietary rights. These steps may not be adequate. We may be unable to secure trademark registrations for our marks in the United States or other countries. Third parties may also infringe upon or misappropriate our copyrights, trademarks, service marks and similar proprietary rights. In addition, effective copyright and trademark protection may be unenforceable or limited in certain countries, and the global nature of the Internet makes it impossible to control the ultimate destination of our broadcasts. In the future, we may have to use litigation to enforce and protect our trade secrets, copyrights and other intellectual property rights.

Uncertainty about the Future of the Internet May Cause Uncertainty about Our Operations.
-----------

     Because the Internet is such a new commercial medium, critical issues as to its viability remain unresolved and may limit the growth of e-commerce. These issues include security, reliability, cost, ease of use and access, and quality of service. Although we believe that our Internet-related products and services are commercially viable and that the number of Internet users will continue to grow, we can not assure you that commerce and communication over the Internet will become widespread, or that our products or services will become widely recognized or used.

Our Operations Will Depend on Adequate Internet Infrastructure.
---------------------------------------------------------------

     Marketing and distribution of our products and services will require adequate infrastructure for providing Internet access and carrying growing
Internet traffic. The Internet may prove not to be a viable commercial marketplace because of inadequate development of necessary infrastructure such as a reliable network backbone, or timely development of related products such as high-speed modems or other quickening devices. Because global commerce and online networks are still relatively new and evolving, we can not predict whether the Internet will prove to be a viable commercial market. If it does not, our business operations and financial condition could suffer.

Capacity Constraints May Limit Our Ability to Make Sales.
---------------------------------------------------------

          Our business operations depend on a high volume of traffic on our Internet site. In order to attract new customers, our site must perform well and be consistently available. Reliable network infrastructure and Internet commerce processing systems are also critical to our ability to attract and retain new customers. Any systems interruptions that make our site unavailable or that limit our ability to process orders could reduce the volume of goods and services that we sell. If demand for our goods and services grows, we will have to expand and upgrade our Internet technology, including our computer network and Internet commerce processing systems. We cannot assure you that we will accurately predict the need for any such expansion or upgrade, or that we will be able to make any such expansion or upgrade in a timely manner.

A Computer System Failure Would Hurt Our Operations.
----------------------------------------------------

     Our ability to receive and process orders for products and services depends on efficient, uninterrupted operation of our computer and communications equipment. Virtually all of our computer and communications equipment is located at our offices at 57 West Pine St. in Orlando, Florida, and at Titan Hosting, Inc. in Tampa, Florida. Our computer and communications equipment is vulnerable to flood, earthquake, power loss, telecommunications failure, and other similar events. We do not have redundant systems or a contingent disaster recovery plan. Nor do we carry adequate business interruption insurance to cover potential losses that may result from such an event. Our computer equipment is also vulnerable to computer viruses, break-ins and similar events that could lead to interruptions, loss of data or malfunction. Any such event would limit our revenues during the "down time" and may be expensive to repair.

The Potential Security Risks of Online Commerce May Make Our Products and Services Less Desirable.
------------------------

     One challenge to the success of online commerce is the secure transmission of confidential information such as customer credit card numbers. We rely on encryption devices supplied by third parties to provide this security. However, computer capabilities, new discoveries in encryption technology or other circumstances may create a breach of the security devices that we use to protect confidential data. If such a breach were to occur, our reputation, business operations and financial condition could all be damaged. We may have to spend additional money to protect against such breaches. In addition, consumer concerns about Internet security may make our products and services less attractive.

We Rely Heavily on Existing Management.
--------------------------------------

     Our operations depend primarily upon the experience and expertise of William A. Mobley, Jr. (Chairman of the Board and Chief Technology Oficer); David A. Gust (Chief Executive Officer, President and director); and Stephen H. Noble, III (Vice President, Chief Financial Officer and Secretary/Treasurer). We do not cary any "key man" insurance coverage on Messrs. Mobley, Gust or Noble. The loss of any of these officers would seriously impede our operations. We also depend on our ability to attract and retain qualified personnel to support our anticipated growth. We can not assure you that we will be able to attract qualified personnel.

There Is No Market for Our Common Stock.
----------------------------------------

     We have submitted for quotation of our common stock on the OTC Bulletin Board of the National Association of Securities Dealers, Inc. However, these efforts have been unsuccessful so far, and there is currently no market for our shares. We have registered these shares partly to assist us in obtaining quotations for our common stock. We can not assure you that we will ever develop or maintain a market for our shares. If we do not, our stockholders are likely to have trouble selling their shares.

Any Future Market for Our Shares Will Probably Be Volatile.
-----------------------------------------------------------

     Any future market for our common stock is likely to be very limited. We cannot assure you that a larger market will ever be developed or maintained. The market for our common stock is likely to be volatile and many factors may affect the market. These include, for example:

          our success, or lack of success, in marketing our products and services;

          competition;

          governmental regulations; and

          fluctuations in operating results.

     The stock markets generally have experienced, and will probably continue to experience, extreme price and volume fluctuations. These fluctuations have affected the market price of the shares of many small capital companies and have often been unrelated to their operating results. Broad market fluctuations, as well as general economic and political conditions, may decrease the market price of our common stock in any market that develops.

You Should Not Expect the Payment of Dividends from Your Investment.
--------------------------------------------------------------------

     MegaMedia does not expect to pay dividends on its common stock in the foreseeable future. Any future dividends will depend upon our earnings, if any. Investors who will need cash dividends from their investment should not purchase our common stock.

                                USE OF PROCEEDS
                                ---------------

     We will not receive any of the proceeds from our stockholders' sale of our common stock.

                  DETERMINATION OF OFFERING PRICE AND DILUTION
                  --------------------------------------------

     We will not receive any money from the stockholders when they sell their shares of common stock. The stockholders may sell all or some of their common stock in private transactions. If the NASD approves our common stock for trading on the OTC Bulletin Board, they may also sell their shares in the over-the-counter market, at prices related to the prevailing prices of our common stock at the time of negotiation. Because we can not accurately predict the prices of such sales, we can not accurately estimate the amount of any dilution that may result from the purchase of these shares. However, the net tangible book value of our common stock on June 30, 2000, was $0.0175 per share. Net tangible book value per share is determined by subtracting our total liabilities from our total tangible assets and dividing the remainder by the number of shares of common stock outstanding.

     There is no established public market for these securities. We have a very limited operating history and revenues. We lack profits and do not pay dividends. Our operations are also subject to the risk factors identified above. You should not ascribe any value to our common stock. You are likely to suffer significant dilution relative to any value you may ascribe to the shares you receive under this prospectus.

     We can not assure you that any public market for our common stock will ever develop or, if it does, that any public market will equal or exceed the sales price of the shares of common stock sold by our stockholders. Purchasers of the shares face the risk that their shares will not be worth what they paid for them.

                            SELLING SECURITY HOLDERS
                            ------------------------

          The following table shows the following information for our selling stockholders:

          o the number of shares of our common stock that they beneficially owned as of August 2, 2000 and that are covered by this prospectus; and

          o the number of shares, if any, that they will retain after this offering.

                                            Common Stock (1)
                                           ----------------

                                  Number of Shares
                                  Owned Prior to         Number of Shares
                                  and Registered         Beneficially Owned
Name of Selling Stockholder       in the Offering        after the Offering(2)
---------------------------       ---------------        ------------------

    Jenson Services, Inc. (3)          170,000             -0-
    Barbara Jenson                       2,500             -0-
    Duane S. Jenson (3)                 66,835             -0-
    Jeffrey D. Jenson (3)               50,000             -0-
    Allan Bailey                        20,390             -0-
    Q-Marq Securities                    1,250             -0-
    Edna Bissell                           500             -0-
    Belinda Hernandez                      500             -0-
    Angela Shaw                            500             -0-
    Claudette McKay                        500             -0-
    Valerie Anderson                       500             -0-
    Peter D. Anderson                      500             -0-
    Gordian Investments, Ltd.              500             -0-
    Huggermugger, Ltd.                     500             -0-
    Folkstone, Ltd.                        500             -0-
    Yankee Investments, Ltd.               500             -0-
    Chantilly Investments, Ltd.            500             -0-
    Charlie Investments, Ltd.              500             -0-
    Cicero Cinzano, Ltd.                   500             -0-
    Cateria, Ltd.                          500             -0-
    Tango Investments, Ltd.                500             -0-
    Fairweather Securities, Ltd.           500             -0-
    Tara Edwards                           500             -0-
    Katie Ebanks                           500             -0-
    Patricia Ebanks                        500             -0-
    Peter O'Connell                        500             -0-
    John Benbow                            500             -0-
    Christine Benbow                       500             -0-
    Marsha Smith                           500             -0-
    Victoria Hollingsworth               1,250             -0-
    Leonard W. Burningham               50,000             -0-
    Nick Julian                          2,500             -0-
    Teresa K. Hardman                    2,500             -0-
    Mike Doolin                          5,000             -0-
    Vickie Rosenkrantz                   2,500             -0-
    Don Morrison                        12,500             -0-
    Kathleen Morrison                   12,500             -0-
    Craig Carpenter                      2,500             -0-
    Sectex LTDA                        538,633             -0-
    Outback Capital, Ltd.               36,000             -0-
    Camisado Ventures, Ltd.             28,000             -0-
    New York New York, Ltd.             36,000             -0-
    Douglas Carley                     605,000             -0-
    Harry Timmons                      605,000             -0-
    Matt Carley                        605,000             -0-
    Richard C. Babcock                  10,000             -0-
    Charles M. Baxter                   25,000             -0-
    Liane M. Bennat                     15,000             -0-
    Robert Brazeau                       5,000             -0-
    Charles Charmatz                    19,000             -0-
    Donita Davis                        15,000             -0-

    Patrick R. Estes                     8,500             -0-
    Allen W. Gambert                    10,000             -0-
    Rolando and Aurora Garcia           10,000             -0-
    Charles Aubray Goldenberg           25,000             -0-
    Scott Greenfield                     5,000             -0-
    Dwight Halden                       50,000             -0-
    Bruce Hammil                        12,500             -0-
    Frank M. Hartwick                    5,000             -0-
    Roger S. Marks                      20,000             -0-
    Dan and Sharon Marschlack           20,000             -0-
    Dane and Tamara Marschlack           5,000             -0-
    Rudy Mician                         10,000             -0-
    Huntington National Bank,          100,000             -0-
    Trustee, Larry Murphy, IRA
    Kerry McLeod                         5,000             -0-
    Tyler and Elizabeth Pratt            5,000             -0-
    Pride Asset Management Co, Ltd.     35,000             -0-
    Thomas N. Staub                     12,500             -0-
    Richard J. Suarez                   23,000             -0-
    Thomas N. Surtees                   62,000             -0-
    Kerry Stillmonkes                    5,000             -0-
    Adam K. Brinckmann                  14,000             -0-
    Julie Williams                       2,500             -0-
    Charles Pugh and Carrie Rogers       6,500             -0-
    Shane Penrod                         5,000             -0-
    David Grossman                       5,000             -0-
    DLJ, Custodian FBO William Henning  10,000             -0-
    DLJ, Custodian FBO Sabrina Marks    10,000             -0-
    John Blanke                         25,000             -0-
    DLJ, Custodian FBO Scott Greenfield 12,500             -0-
    DLJ, Custodian FBO Kenneth M.
    Coppins                             10,000             -0-
    Robert D. Guerin                    10,000             -0-
    Dan Decker                          30,000             -0-
    William M. Beasley                  25,000             -0-
    Tim Melson                          35,500             -0-
    Hamilton-Carr, Inc.                360,000             -0-
    Noble House of Boston, Inc.        400,000             -0-
    City-Guide ISP, Inc.               200,000             -0-
    Capital Access Management Group    440,000             -0-
    Harriman Will Winsome, Inc.        350,000             -0-
    Bishop, Alexander, Moore & Assoc.  350,000             -0-
    Larry Murphy                         5,000             -0-
    Mike Clairborne                     12,300             -0-
    A. E. Joiner, Jr.                   35,000             -0-
    John O'Day                          10,000             1,000
    Mike Walters                         1,772             -0-
    Kay Page                             5,000             -0-
    Minol Amory                         10,000             10,000
    Robert P. Major                      2,000             -0-
    Victor E. Woodman                    2,000             -0-
    Wonsuck Kim                         15,000             -0-
    Joel Yanchuck                       10,000             -0-

     (1) We assume that none of these stockholders will purchase any shares of our common stock in this offering.

     (2)  Assumes the sale of all securities being registered.

     (3) Prior to our reorganization with MegaMedia Networks, Inc., a Nevada corporation, in October, 1999, Jenson Services, Duane S. Jenson and Jeffrey D. Jenson collectively owned approximately 79% of our outstanding stock.

                              PLAN OF DISTRIBUTION
                              --------------------

     We are registering the shares of our common stock covered by this prospectus.


     We will pay the costs, expenses and fees of registering the common stock, but our stockholders will pay any underwriting or brokerage commissions and similar selling expenses relating to the sale of their shares.

     If we are able to establish a market for our shares, our stockholders may sell our common stock at market prices prevailing at the time of the sale, at prices related to the prevailing market prices, at negotiated prices or at fixed prices, any of which may change. Our stockholders may sell some or all of their common stock through:

          ordinary broker's transactions, which may include long or short sales;

          purchases by brokers, dealers or underwriters as principal and resale by those purchasers for their own accounts under this prospectus;

          market makers or into an existing market for the common stock;

          transactions in options, swaps or other derivatives; or

          any combination of the selling options described in this prospectus, or by any other legally available means.

     In addition, our stockholders may enter into hedging transactions with broker-dealers, who may engage in short sales of our common stock in the course of hedging the positions they assume. Finally, our stockholders may enter into options or other transactions with broker-dealers that require the delivery of our common stock to those broker-dealers. Subsequently, the shares may be resold under this prospectus.

     In their selling activities, our stockholders will be subject to applicable provisions of the Securities Exchange Act of 1934, and its rules and regulations, including Regulation M, which may limit the timing of purchases and sales of our common stock by our stockholders.

     Those of our stockholders and any broker-dealers involved in the sale or resale of our common stock may qualify as "underwriters" within the meaning of
Section 2(11) of the Securities Act of 1933. In addition, the broker-dealers' commissions, discounts or concessions may qualify as underwriters' compensation under the Securities Act of 1933. If any broker-dealer or any of our stockholders qualifies as an "underwriter," they will be subject to the prospectus delivery requirements of Section 154 of the Securities Act of 1933.

     In conjunction with sales to or through brokers, dealers or agents, our stockholders may agree to indemnify such brokers, dealers or agents against liabilities arising under the Securities Act of 1933. We do not know of any existing arrangements between our stockholders and any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of our common stock.

     In addition to selling their common stock under this prospectus, our stockholders may:

          transfer their common stock in other ways not involving market makers or established trading markets, including by gift, distribution or other transfer; or

          sell their common stock under Rule 144 of the Securities Act of 1933, if the transaction meets the requirements of Rule 144.

     We have advised our stockholders that, during the time each is engaged in distribution of their common stock, each must comply with Rule 10b-5 and Regulation M under the Securities Exchange Act of 1934. They must do all of the following under those rules:

          not engage in any stabilization activity in connection with our common stock;

          furnish each broker who may be offering our common stock on behalf of our stockholders the number of copies of this prospectus required by each broker; and

          not bid for or purchase any of our common stock or attempt to induce any person to purchase any of our common stock, other than as permitted under the Securities Exchange Act of 1934.

     Any of our stockholders who may be "affiliated purchasers," as defined in Regulation M, have been further advised that they must coordinate their sales under this prospectus with each other and us for the purposes of Regulation M.

     To the extent required by the Securities Act of 1933, a supplemental prospectus will be filed, disclosing:

          the name of any such broker-dealers;

          the number of securities involved;

          the price at which such securities are to be sold;

          the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable;

          that such broker-dealers did not conduct any investigation to verify the information set out in this prospectus, as supplemented; and

          other facts material to the transaction.

     There is no assurance that any of our stockholders will sell any of our common stock.

                                LEGAL PROCEEDINGS
                                -----------------

     On or about June 6, 2000, Snickelways, Inc., a New York corporation, filed a complaint against MegaMedia in the U.S. District Court for the Southern District of New York. The case was designated Case No. 00 Civ. 4226.

     The complaint stems from a Web Site Development Agreement that we entered into with Snickelways on December 1, 1999. Under the agreement, Snickelways agreed to develop our web site. The complaint sought damages of $138,784.66, plus interest and costs, including attorneys' fees, and an injunction against our further use of our web site, based on our alleged failure to pay for Snickelways' development services. We are currently preparing an answer and counterclaim in which we will argue that Snickelways' product is unuasable and never has been used by MegaMedia. We plan to seek as yet unspecified damages for Snickelways' failure to develop a usable web site for us.

     Other than the Snickelways litigation, MegaMedia is not a party to, nor is it aware of, any legal proceedings against it.

          DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS
          ------------------------------------------------------------

     The following table sets forth the names of all of our current directors and executive officers.

                                  DATE OF
                                  APPOINT-
               NAME               MENT       AGE  POSITION
               ----               ----       ---  --------

    William A. Mobley, Jr........ 6/99       37   Chairman of the Board
                                  7/00            Chief Technology Officer

    Hon. Myron E. Tillman........ 4/00       67   Director

    David A. Gust................ 1/00       40   Chief Executive Officer
                                  7/00            Director
                                  7/00            President

    Stephen H. Noble, III........ 2/00       38   Chief Financial Officer
                                  4/00            Vice President
                                  7/00            Secretary/Treasurer

     All directors serve until the next annual meeting of stockholders and until their successors are duly elected and qualified. MegaMedia's officers serve at the pleasure of the Board of Directors. Directors receive $1,000 for each meeting attended. In addition, each director is granted options for 2,500 shares of stock for each year or partial year that he or she serves. As of December 31, 1999, we had not paid any director, nor had we granted any options to directors. However, on January 5, 2000, we entered into a Stock Option Agreement with Mr. Mobley. We granted to Mr. Mobley options to purchase 177,841 "unregistered" and "restricted" shares of our common stock at a price of $2.00 per share. The options will expire at 5:00 p.m., Eastern Standard Time, on January 5, 2009.

    Business Experience.
    --------------------

     The following summarizes the business experience during the past five years of each of our directors and executive officers.

     William A. Mobley, Jr., age 37, has served as our Chairman of the Board and Chief Technology Officer since June, 1999 and July, 2000, respectively. Prior to his employment with MegaMedia, Mr. Mobley was the founder of World Commerce Online, Inc., a publicly-traded company that develops global commercial networks and e-commerce solutions. He served as its President and Chief Executive Officer from November, 1993, to April, 1999.

     The Hon. Myron E. Tillman is 67 years of age. He has served as a Director of MegaMedia since April 2000. Mr. Tillman also serves as corporate counsel to Noble House of Boston, a public relations firm. He has held that position since January, 2000. He also is corporate counsel to and a director of Chaos Holdings, Inc., a publicly-traded fashion accessory firm and has served in that capacity since January, 2000. From January, 1985, to January, 1995, Mr. Tillman was a New York Supreme Court Justice. From January, 1973, to January, 1981, he served as a Surrogate and Circuit Court Judge in New York State. Mr. Tillman was in private legal practice with Tillman, Roberts & Purphe from 1962 to 1973 in Corning, New York. He practiced with Tillman & Roby, of Rochester, New York, from January, 1995, to January, 1999. From January l, 1996, to December 31, 1999, he was also President and Chief Executive Officer of IGG Holdings, Inc., of Tampa, Florida. IGG Holdings was involved in the golf industry.

     David A. Gust, age 40, has served as MegaMedia's Chief Executive Officer and President since January, 2000 and July, 2000, respectively. He has also served as a director since July, 2000. From July, 1996, to December, 1999, he served as Vice President of Marketing and New Ventures for Hard Rock Cafe International, Inc., a restaurant, entertainment and leisure company. Prior to his tenure at Hard Rock Cafe, Mr. Gust spent 13 years in various executive capacities for the Walt Disney Company.

     Stephen H. Noble, III, age 38, has served as MegaMedia's Chief Financial Officer since February, 2000. He was elected Vice President in April, 2000, and has been our Secretary/Treasurer since July, 2000. From June, 1999, to February, 2000, he served as an independent consultant to Lasergate Systems, Inc., where he directed the merger of that company into Tickets.com, Inc., a publicly-traded Internet-based event and venue ticketing services company. From January, 1995, to April, 1999, Mr. Noble was employed by A.L. Williams, Jr., where he served in various roles, including Chief Financial Officer of the Tampa Bay Lightning of the National Hockey League and The Ice Palace Arena in Tampa, Florida. He also served as Senior Vice President and Controller for a local franchise of the Canadian Football League. Prior to 1995, Mr. Noble was a principal of Noble & Associates, CPA's, P.C., a full-service accounting and management consulting practice serving primarily large, privately-held companies.

    Employees.
    ----------

     As of March 31, 2000, MegaMedia had 37 employees. Of these, 14 are in development, 11 are in operations, seven are in sales and marketing and five are in administration. None of our employees is represented by a labor union and we believe our relations with our employees are good.

    Family Relationships.
    ---------------------

     There are no family relationships between any of our directors or executive officers.

    Involvement in Certain Legal Proceedings.
    -----------------------------------------

     During the past five years, no present or former director, executive officer or person nominated to become a director or an executive officer of
MegaMedia:

          was a general partner or executive officer of any business against which any bankruptcy petition was filed, either at the time of the bankruptcy or two years prior to that time;

          was convicted in a criminal proceeding or named subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

          was  subject  to any  order,  judgment  or  decree,  not  subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

          was found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
         --------------------------------------------------------------

     The following table sets forth, as of May 1, 2000, the number of shares of common stock that were owned beneficially by: (i) each person whom we know to beneficially own more than five percent of our common stock; (ii) each director;
(iii) the Named Executive Officers, as defined in "Executive  Compensation," and
(iv) all of our directors and executive officers as a group:

                     AGGREGATE NUMBER OF                       TOTAL NUMBER OF
                     SHARES BENEFICIALLY    ACQUIRABLE         SHARES BENEFICIALLY
                     OWNED                  WITHIN 60 DAYS (3) OWNED                 PERCENTAGE
NAME (1)(2)          (A)                    (B)                (COLUMNS (A)+(B))     OF OWNERSHIP
-----------          -------------------    ------------------ -----------------     ------------

NextTraffic, Inc. (4)         3,250,000            -0-              3,250,000        22.82%
100 S. Orange Avenue
Suite 1000
Orlando, Florida  32801

William A. Mobley, Jr.        1,986,500(5)      177,841(6)          2,164,341        13.95%

John P. Chambers                100,000            -0-                100,000           *

David A. Gust                    -0- (7)           -0-                  -0-            -0-

Hon. Myron E. Tillman            -0-               -0-                  -0-            -0-

Steven H. Noble, III             -0- (8)           -0-                  -0-            -0-

All directors and
executive officers
as a group                    5,336,500         177,841             5,514,341        36.77%
------------------------------------------------------------------------------------------------

    * Less than one percent.

          (1) Except as otherwise noted, and subject to community property laws where applicable, each person named in the table has sole voting and investment power with respect to all securities owned by such person.

          (2) Unless otherwise noted, the address of each person or entity listed is MegaMedia Networks, Inc., 57 West Pine Street, Orlando, Florida 32801.

          (3) Reflects the number of shares that could be purchased by the holder by exercise of options granted pursuant to stock option agreements dated January 5, 2000.

          (4) William A. Mobley, Jr. is a principal stockholder, and director of NextTraffic, Inc.

          (5) Includes (i) 500,000 shares of common stock owned by Mobley Investments Ltd., a limited partnership in which Mr. Mobley serves as Managing Member of the General Partner of the limited partnership, (ii) 1,000,000 shares of common stock owned by Mobley Family Ltd., a limited partnership in which Mr. Mobley serves as President of the General Partner of the limited partnership, and (iii) 486,511 shares of common stock which Mr. Mobley owns jointly with his spouse, Michelle M. Mobley. Excludes the 3,250,000 shares of common stock owned by NextTraffic, Inc., as Mr. Mobley disclaims beneficial ownership of such shares.

          (6) Represents shares of common stock deposited into an escrow account established by MegaMedia and certain of its stockholders, under which the stockholders who deposited the shares into escrow may reacquire the shares pursuant to options with an exercise price of $2.00 per share. The options expire on January 5, 2009 and are exercisable in full commencing on January 5, 2000.

          (7) A total of 250,000 shares are held in escrow until Mr. Gust meets certain conditions. See the heading "Employment and Consulting Agreements" of the caption "Executive Compensation" of this prospectus.

          (8) A total of 150,000 shares are held in escrow until Mr. Noble meets certain conditions. See the heading "Employment and Consulting Agreements" of the caption "Executive Compensation" of this prospectus.

    Changes in Control.
    -------------------

     On December 29, 1999, five of our stockholders executed an Escrow Agreement with Christopher P. Flannery, Esq. Under the Escrow Agreement, those stockholders transferred to Mr. Flannery as escrow agent a total of 711,365 shares of our common stock for re-issuance to employees who are eligible for the issuance of stock. Management does not believe that this arrangement will result in a change in control of MegaMedia.

                            DESCRIPTION OF SECURITIES
                            -------------------------

     MegaMedia has the authority to issue 50,000,000 shares of one cent ($0.01) par value common voting stock. The holders of our common stock are entitled to one vote per share on each matter submitted to a vote at a meeting of stockholders. The shares of common stock do not carry cumulative voting rights in the election of directors.

     Our stockholders have no pre-emptive rights to acquire additional shares of common stock or other securities. The common stock is not subject to redemption rights and carries no subscription or conversion rights. In the event of liquidation of MegaMedia, the shares of common stock are entitled to share equally in corporate assets after satisfaction of all liabilities. All shares of the common stock now outstanding are fully paid and non-assessable.

     Our Certificate of Incorporation permits the payment of dividends to our common stock holders in accordance with the Delaware General Corporation

Law, when declared by the Board of Directors. Article X of our Bylaws also authorizes the Board of Directors to declare dividends as provided by our Certificate of Incorporation and Bylaws.

     The common stock holders are not personally liable for the payment of our debts.

     There is currently no public market for our shares of common stock. If any public market does develop, they will probably be deemed to be "penny stock" as defined in Rule 3a51-1 of the Securities and Exchange Commission. This designation may adversely affect the development of any public market for our common stock or, if such a market develops, its continuation. Broker-dealers are required to personally determine whether an investment in "penny stock" is suitable for customers.

          Penny stocks are securities:

          o   with a price of less than five dollars per share;

          o   that are not traded on a "recognized" national exchange;

          o whose prices are not quoted on the NASDAQ automated quotation system (NASDAQ-listed stocks must still meet the first requirement above); or

          o of an issuer with net tangible assets less than $2,000,000, if the issuer has been in continuous operation for at least three years, or $5,000,000, if in continuous operation for less than three years, or with average annual revenues of less than $6,000,000 for the last three years.

     Section 15(g) of the 1934 Act, and Rule 15g-2 of the Securities and Exchange Commission require broker-dealers dealing in penny stocks to provide potential investors with a document disclosing the risks of penny stocks and to obtain a manually signed and dated written receipt of the document before effecting any transaction in a penny stock for the investor's account. Potential investors in our common stock are urged to obtain and read such disclosure carefully before purchasing any shares that are deemed to be "penny stock."

     Rule 15g-9 of the Securities and Exchange Commission requires broker-dealers in penny stocks to approve the account of any investor for transactions in such stocks before selling any penny stock to that investor. This procedure requires the broker-dealer to:

          o obtain from the investor information concerning his or her financial situation, investment experience and investment objectives;

          o reasonably determine, based on that information, that transactions in penny stocks are suitable for the investor and that the investor has sufficient knowledge and experience as to be reasonably capable of evaluating the risks of penny stock transactions;

          o provide the investor with a written statement setting forth the basis on which the broker-dealer made that determination; and

          o receive a signed and dated copy of such statement from the investor, confirming that it accurately reflects the investor's financial situation, investment experience and investment objectives.

     Compliance  with  these   requirements  may  make  it  more  difficult  for
purchasers of our common stock to resell their shares to third parties or to otherwise dispose of them.

     Of  the  14,214,356  shares  of our  common  stock  that  were  issued  and outstanding on June 13, 2000, 11,583,101 shares are "restricted," and approximately 79,005 of these "restricted" shares are currently eligible for resale under Rule 144 of the Securities and Exchange Commission. The remaining shares will become available for resale under Rule 144 on or before June 1, 2001. Our registration statement on Form SB-2, of which this prospectus is a part, provides for the registration of these shares of "restricted" stock, in addition to shares that we have issued since that date. We have mailed to our stockholders a lock-up agreement under which they would agree not to sell, contract to sell, loan, pledge or grant any rights with respect to our common stock for a period of one year. However, none of our stockholders has yet executed the lock-up agreement and they are not obligated to do so. The future sale of these shares may adversely affect on any market that may develop for our common stock.

     MegaMedia is also authorized to issue 1,000,000 shares of preferred stock with a par value of one cent ($0.01) per share. Our Board of Directors has the authority to designate the voting rights, preferences and limitations of the preferred stock. As of the date of this prospectus, our Board of Directors has not issued any shares of preferred stock or designated its rights, preferences and limitations.

                      INTEREST OF NAMED EXPERTS AND COUNSEL
                      -------------------------------------

     Our financial statements as of December 31, 2000, have been included herein in reliance on the report of Parks, Tschopp, Whitcomb & Orr, independent certified public accountants, appearing elsewhere herein, and upon the authority of that firm as experts in accounting and auditing.

     We have not hired any expert or counsel on a contingent basis. No expert or counsel will receive a direct or indirect interest in MegaMedia, and no such person was a promoter, underwriter, voting trustee, director, officer or employee of MegaMedia.

     Branden T. Burningham, Esq., who assisted us with the preparation of this prospectus and the registration statement of which it is a part, is the son of Leonard W. Burningham, Esq. The elder Mr. Burningham beneficially owns 50,000 of the shares that are covered by our registration statement. The younger Mr. Burningham does not beneficially own any shares of our common stock.

     DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT
                                   LIABILITIES
                                   -----------

     Under the Delaware General Corporation Law, a corporation has the power to indemnify any person who is made a party to any civil, criminal, administrative or investigative proceeding, other than an action by or in the right of the corporation, by reason of the fact that such person was a director, officer, employee or agent of the corporation. This indemnification power applies to expenses, including reasonable attorneys' fees, judgments, fines and amounts paid in settlement of any such actions. However, in any criminal proceeding, the indemnified person shall have had no reason to believe the conduct committed was unlawful. Article VIII of our Bylaws contains similar indemnification language.

     Article 10 of our Certificate of Incorporation, as amended, eliminates personal liability of our directors to the fullest extent of Section 102(b)(7) of the Delaware General Corporation Law. Under that section, a company's Certificate of Incorporation may contain a provision eliminating or limiting the personal liability of a director to a corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as a director. However, such a provision may not eliminate or limit a director's liability for:

              any breach of his or her duty of loyalty;

              acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

              the unlawful payment of a dividend or any unlawful stock purchase or redemption; or

              any transaction from which the director derived an improper personal benefit.

     Article  11 of our  Certificate  of  Incorporation,  as  amended,  requires
MegaMedia to indemnify all persons that it has the power to indemnify under applicable provisions of the Delaware General Corporation Law.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of MegaMedia pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                             DESCRIPTION OF BUSINESS
                             -----------------------

          General.
          --------

     MegaMedia is a global Internet broadcast company. We specialize in "on-demand" delivery of entertainment content through our portal site at www.megachannels.com.

     On January 7, 2000, we entered into an Internet Traffic Agreement with NextTraffic, Inc., a Delaware corporation. NextTraffic is an aggregator of Internet traffic. It provides its clients with internet visitors to its clients' web sites.

     Under the agreement, NextTraffic agreed to supply us with two million visitors to our web site each day. The number of visitors is to be verified through independent audit. In exchange for this traffic flow, we agreed to pay NextTraffic 25% of all revenue from purchases of our services that are made by visitors supplied by NextTraffic. Our agreement is for a term of three calendar years.

     NextTraffic's visitors are adults over 18. They have credit cards and have a history of using their credit cards for electronic transaction processing on the Internet. NextTraffic acts as a "collection conduit" of traffic from high profile Internet websites from around the world.

     Our Chairman of the Board and Chief Technology Officer, William A. Mobley, Jr., is also a principal stockholder of NextTraffic. See the caption "Certain Relationships and Related Transactions" of this prospectus.

     We have entered into strategic alliances with AT&T, Digex, Inc.; Sprint Group; Qwest Communications International, Inc.; UUNET/MCI and others to provide global bandwidth and hosting services to deliver our signal to Internet users. The service providers collectively have the largest bandwidth capacities in the United States. MegaMedia will depend upon the high level of technical services of these service providers. If we were to lose those services, our business would be severely affected and we would have to find alternative bandwidth. However, we believe that other adequate bandwidth sources would be available if these contracts were terminated or impaired.

          History.
          --------

     Our predecessor corporation was organized under the laws of the State of Utah on March 26, 1985 under the name "Ace Investments, Inc." Ace Investments was founded to seek out and acquire suitable acquisition or merger targets. Ace Investments' initial securities offering was a "blind-pool" or "blank check" offering.

     On August 28, 1986, Ace Investments amended its Articles of Incorporation to change its name to "Matlock Communications, Inc." and to change its authorized capital to 100,000,000 shares of one mill ($.001) par value common stock.

     On May 16, 1989, our predecessor amended its Articles of Incorporation to change its name to "Persimmon Corporation" and to change its authorized capital to 100,000,000 shares of $.015 par value common stock and 10,000,000 shares of $.001 par value preferred stock. It also reverse split its issued and outstanding common stock in the ratio of one share for 15.

     MegaMedia was incorporated in the State of Delaware on December 20, 1991, under the name "Amalgamated Entertainment, Inc." The sole purpose of the incorporation was to change Persimmon's domicile to the State of Delaware.

     Persimmon merged into Amalgamated Entertainment on January 28, 1992. Amalgamated Entertainment was the surviving corporation.

     On April 6, 1999, Amalgamated Entertainment reverse split its outstanding common stock in the ratio of one share for 30.

     Amalgamated Entertainment entered into an agreement with Duane S. Jenson in October, 1999. Under the agreement, Amalgamated Entertainment purchased a 2% ownership interest in certain yearling horses in which Mr. Jenson had purchased an interest. The horses were purchased for the purpose of "pinhooking," or training them for subsequent resale as two year old race horses.

     On October 6, 1999, Amalgamated Entertainment entered into an Agreement and Plan of Reorganization with MegaMedia Networks, Inc., a Nevada corporation, and all of MegaMedia-Nevada's stockholders. Under the agreement, Amalgamated Entertainment acquired all of the outstanding securities of MegaMedia-Nevada in exchange for 10,461,367 shares of Amalgamated Entertainment common stock. As part of the agreement, the former directors and executive officers of Amalgamated Entertainment resigned and the directors and executive officers of MegaMedia-Nevada took their places. On October 26, 1999, we filed with the Securities and Exchange Commission a Current Report on Form 8-K, which discussed the terms of this reorganization. The Current Report is available for your review on the Commission's web site: www.sec.gov.

     Amalgamated Entertainment effected a 2.5-for-one forward stock split on September 13, 1999.

     Unless otherwise indicated, all share information in this prospectus takes into account the stock splits referred to above.

     On November 29, 1999, Amalgamated Entertainment amended its Certificate of Incorporation to reflect its current name, "MegaMedia Networks, Inc.," and to increase its authorized common stock to 50,000,000 shares of common stock, $.01 par value per share.

     We executed a Purchase and Sale of Assets Agreement on April 14, 2000. Under that agreement, our wholly-owned subsidiary, Titan Hosting, Inc., a Delaware corporation, agreed to purchase certain equipment leases and agreements and customer contracts of City-Guide ISP, Inc., a Florida corporation, in exchange for:

          o       $1,000,000 cash;

          o a $720,000 promissory note, payable at $30,000 per month, including interest, and convertible into shares of our common stock at $3.00 per share; and

          o 200,000 "unregistered" and "restricted" shares of our common stock.

     Titan granted to City-Guide a security interest in certain of the assets that it acquired under the agreement. MegaMedia also provided an unconditional guarantee of Titan's payment obligations and granted City- Guide's stockholders piggyback registration rights for the 200,000 shares that were issued under the agreement.

     Under the agreement, City-Guide also agreed to sublease to Titan approximately 3,586 square feet of office space located in Tampa, Florida, subject to the landlord's consent. Titan also agreed to assume City-Guide's liabilities under the purchased leases.

     On April 27, 2000, we filed with the Securities and Exchange Commission a Current Report on Form 8-K disclosing the material terms of the Purchase and Sale of Assets Agreement and the related agreements. This Current Report is available for review on the Commission's web site.

          Principal Products or Services and Their Markets.
          -------------------------------------------------

     The Internet has grown rapidly in recent years. This growth has been spurred by developments such as:

              easy-to-use Web browsers;

              the availability of inexpensive multimedia personal computers and Internet access;

              the adoption of more robust network architectures; and

              the emergence of compelling Web-based content and commerce applications.

     The broad acceptance of the Internet Protocol standard has also led to the emergence of intranets, or closed systems of interconnected personal computers, and the development of a wide range of non-PC devices that let users access the Internet and intranets.

     The accelerated pace of technological innovation has helped the Internet rapidly become a mass medium. This innovation has expanded the Web's capabilities and improved users' experiences. The Internet has evolved from a mass of static, text-oriented Web pages and e-mail services to a much richer medium that delivers graphical, interactive and multimedia content. Before the development of streaming media technologies, users could not play back audio and video clips until all of the content was downloaded. As a result, live Internet broadcasts were not possible and archived clips were cumbersome to download and use.

     The development of streaming media products by companies such as Microsoft and RealNetworks allows the simultaneous transmission and playback, or "Internet broadcast," of continuous "streams" of audio and video content over the Internet and intranets. These technologies have can deliver audio and video over widely used 28.8 kilobits per second narrow bandwidth modems. They can also take advantage of higher speed access that is expected to be provided by xDSL, cable modems and other emerging broadband technologies.

     Broadcasting audio and video content over the Internet offers certain opportunities that traditional media can not generally provide. Currently available analog technology and government regulations limit the ability of radio and television stations to broadcast beyond certain geographic areas. Radios and televisions are not widely used in office buildings and other workplaces, where Internet access has become commonplace. Traditional business communication tools such as audio conferencing and videoconferencing can be costly, non-targeted and inconvenient. In addition, traditional broadcasters are limited in their ability to measure or identify in real time the listeners or viewers of a program. The Internet allows users to target streaming media content to a geographically dispersed audience of customers, suppliers, employees and stockholders at relatively low costs. Internet users can interact with the broadcast content by responding to online surveys, voting in polls and obtaining additional information. Internet broadcasters can also provide highly specific information about a program's audience to content providers, advertisers and users of Internet business services. The Internet is now accepted as a business tool. This has created rapidly growing opportunities in Web-based advertising and business service offerings.

     We believe that Internet broadcasters must overcome several challenges before Internet broadcasting will be effective. Broadcasters must:

                  aggregate diverse and compelling content;

                  scale Internet broadcasts from small to large audiences;

                  use new transmission and streaming technologies in a timely manner; and

                  provide multimedia advertisements and services.

     In order to aggregate content, Internet broadcasters must rapidly identify and secure licensing opportunities by showing content providers that they have broad-based distribution and can deliver associated traffic. Successful Internet broadcasters serving a large number of simultaneous users around the clock also need to design, develop and integrate complex network elements, including scalable bandwidth, streaming licenses, equipment and technical expertise. The rapid evolution of streaming media requires Internet broadcasters to support multiple vendors. Few companies have made this investment. We believe that a successful Internet broadcaster must develop a well-branded, highly-trafficked Web portal and destination which offers:

          o    compelling content;

          o a network capable of streaming audio and video programming to large audiences 24 hours a day, seven days a week; and

          o an organization that can deliver quality broadcasting services to advertisers, businesses and content providers.

     MegaMedia   believes  it  has  established  a  significant  brand  for  its broadcasts and services on the Internet. It has broad content, network infrastructure, audience size and distribution capabilities. In addition, our websites provide an attractive platform for advertisers to target specific users with rich, compelling advertising.

     MegaChannels delivers entertainment on many levels to suit many consumers:

          FEATURE FILMS are available in subscription plans, but are always available on demand. The spectrum of available movies will range from major studio blockbusters to independent low-budget "B" movies. We currently have many feature films and intend to expand our film selection. We are negotiating strategic arrangements with several major studios to deliver a strong line-up of movies that consumers recognize and want to see. We are also developing contracts with independent producers and wholesalers. Under these contracts, we will deliver second and third-tier movies on a revenue-sharing basis. Our presentation will also have wrap-around features; context-specific merchandising; chat; additional information; and targeted advertising.

          TELEVISION content currently includes a sampling of well-known classic series and sitcoms. MegaMedia intends to expand that repertoire by adding made-for-TV movies, game shows, and soap operas as well as current hit shows. MegaChannels' on-demand format lets consumers spontaneously select their viewing without being tied to a schedule, or having to plan ahead to record their choices. Featured through subscription service on-demand, we secure television properties on a revenue-sharing and modified television syndication basis.

          LIVE EVENTS currently include some sports events. In addition to expanding coverage of sports and concert events, MegaMedia plans to add awards, Las Vegas shows, Broadway performances, conferences and other perishable content. We will archive all live events for future on-demand access.

          MADE FOR THE NET content is also available at MegaChannels. This content includes animation, cartoons and Flash. In addition, we intend to include shorts and interactive games. All of these products are designed to add unprecedented levels of user interaction.

          FREE CONTENT is listed in directory form to provide users with the a compelling selection of entertainment offerings. These selections create a link to the content provider site within a MegaChannels formatted page.

          Distribution Methods of the Products or Services.
          -------------------------------------------------

          RETAIL

     As part of its online entertainment services, MegaMedia will provide its visitors, subscribers, and members with various product and merchandising offerings. By establishing strategic alliances with online retailers, we will participate in revenues generated from consumer purchasing without the associated expenses of establishing inventory, customer service centers, and distribution systems.

          MARKETING AND SALES

     We market to consumers through traditional advertising, publicity and promotional activities as well as through our Internet Traffic Agreement with NextTraffic.

          ADVERTISING

     We have focused our advertising strategies on banner exchange programs intended to drive traffic to our site. We rely on these programs to distribute our brand across a broad network of referring sites and to generate cost-effective leads for subscription sales. Our contract with NextTraffic provides for prominent placement of advertising in key sites.

          PROMOTIONS AND PUBLICITY

     Our strategy is to create noteworthy promotional events and activities that can be widely publicized. These activities include:

          o       movie premieres;

          o       sweepstakes;

          o       contests;

          o       live events;

          o       celebrity-focused events; and

          o       other promotions.

     These events target specific audiences and are designed to increase awareness of MegaMedia and to stimulate users to try our web site. We use internal promotions once the customer has arrived on-site.

          CUSTOMERS
          ---------

     MegaMedia welcomes Internet users from around the world. Our MegaChannels site is an entertainment portal providing one-stop access to entertainment from all corners of the world. Our guests are technologically knowledgeable and demographically attractive. MegaChannels' primary audience is predominantly male, aged 18-49, with a history of online credit card purchases.

          Competitive Business Conditions.
          --------------------------------

     For a discussion of the competitive risks that we face, see the Risk Factor "The Highly Competitive Nature of the Internet Industry May Limit Our Chances of Success" of this prospectus.

          Sources and Availability of Raw Materials.
          ------------------------------------------

     The Internet industry does not typically depend on raw materials in the sense that a manufacturer is dependent upon raw materials used in the production of its products. Our most vital "raw materials" are our computers and our intellectual property. See the caption "Description of Property," of this prospectus.

          Dependence on One or a Few Major Customers.
          -------------------------------------------

     MegaMedia does not depend on one or a few major customers. Almost any person meeting our customer profile is a potential customer.

          Need for Governmental Approval of Principal Products or Services.
          -----------------------------------------------------------------

     We are not aware of any law or regulation that would require government approval of any of our products or services. However, see the Risk Factor "Any Future Governmental Regulation of the Internet May Hurt Our Operations," of this prospectus.

          Effect of Existing or Probable Governmental Regulations on the
          Business.
          ---------

     See the Risk Factor "Any Future Governmental Regulation of the Internet May Hurt Our Operations," of this prospectus.

          Research and Development.
          -------------------------

     Product development is a constant, ongoing process for MegaMedia, as it is in the industry generally. We are developing next-generation user interfaces, site navigation, transaction processing and video delivery techniques. We continually evaluate site performance with a view toward future development activities. We conduct product development both in-house and through third party contractors.

          Costs and Effects of Compliance with Environmental Laws.
          --------------------------------------------------------

     Management does not believe that compliance with environmental laws will require significant spending.

          Number of Employees.
          --------------------

     As of March 31, 2000, we had 37 employees. Of these, 14 are in development; 11 are in operations; seven are in sales and marketing, and five are in administration. None of our employees is represented by a labor union and MegaMedia believes its relations with its employees are good.

          Reports to Security Holders.
          ----------------------------

     We can not assure you that we will ever get approval to trade our securities on the OTC Bulletin Board. If we do get such approval, the National Association of Securities Dealers, Inc. requires that all issuers maintaining quotations of their securities on the OTC Bulletin Board file periodic reports under the Securities Exchange Act of 1934. MegaMedia does file periodic reports with the Securities and Exchange Commission under Section 15(d) of the 1934 Act.

     The public may read and copy any materials that we file with the Securities and Exchange Commission at the Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. The address of that site is http://www.sec.gov.

     We intend to give our stockholders annual reports containing financial statements audited and reported upon by our independent accounting firm and such other periodic reports as we may determine to be appropriate or as may be required by law.

        MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION
        ---------------------------------------------------------

     You should read the following discussion of our plan of operations in conjunction with our financial statements, including the notes thereto, appearing elsewhere in this prospectus. This discussion contains forward looking statements that involve risks and uncertainties. Our actual results may differ materially from the results discussed in the forward looking statements. Factors discussed below and in other sections of this prospectus might cause such a difference.

          OVERVIEW
          --------

     MegaMedia launched its site in late March, 2000. Additional upgraded releases of the site will follow in 2000.

     Through  various  strategic  marketing   alliances,   we  expect  that  our
MegaChannels website will welcome a significant volume of demographically attractive customers daily.

     To date, we have incurred substantial costs to develop our technology. We will continue to incur costs to develop our website, acquire content, build brand recognition and grow our business. We may also incur significant additional costs with the possible acquisitions of other businesses and technologies. These costs may not correspond with a meaningful increase in short-term revenues.

          Over the next 12 months, Megamedia is focused on:

          o       finalizing strategic relationships for additional content;

          o       improving website appeal and utility;

          o       increasing advertising rates;

          o       developing strategic alliance partners; and

          o       extending network infrastructure to key foreign territories.

     Management is currently building staff to accommodate the anticipated growth. We will pursue content through acquisitions, partnerships, marketing and distribution agreements, and license agreements with studios and independent owners. We are continually developing our site. We incorporate consumer feedback, site performance and technical development to refine and improve the consumer experience. Improved sales tools, customer data history and an expanded sales force are the focus of our efforts to drive higher advertising rates.

     We plan to develop strategic partnerships with key suppliers, consumer marketers and others. The goal is to lower costs, increase revenue and bolster brand stature. We will continue to develop cost-effective network capacity in order to ensure quality delivery of content to the consumer.

     During the next 12 months, MegaMedia plans to spend approximately $500,000 on web site enhancements.

     Since October 6, 1999, the date of our reorganization, we have hired 37 employees. We expect to hire approximately 20 additional employees during the next 12 months.

     We face many risks and uncertainties over the next 12 months. See the caption "Risk Factors" of this prospectus.

          Results of Operations.
          ----------------------

          Comparison of Fiscal Year End 1999 to Fiscal Year End 1998.
          -----------------------------------------------------------

     REVENUES. Before the calendar year ended December 31, 1999, MegaMedia had no revenues. We are in the "development" stage and as of December 31, 1999 had not launched our web site. Therefore, we had no revenues for the year ended December 31, 1999.

     OPERATING EXPENSES. Operating expenses were $865,261 for the year ended December 31, 1999. These expenses consist primarily of salaries and related personnel expenses, rent, travel, and general operating expenses. However, as we expand operations, which we believe is essential to achieving and maintaining market leadership, we anticipate that operating expenses will increase. In order to meet our cash requirements, we raised approximately $2,800,000 in private placements during fiscal 1999.

     OTHER INCOME. Other income for the year ended December 31, 1999 was $8,012. This figure represents interest income earned on overnight deposits.

     INCOME TAXES. As of December 31, 1999, we had federal net operating loss carryforwards of approximately $857,249. This net operating loss can be carried forward for twenty years to offset future taxable income. Due to the net loss of $857,249 for the year ended December 31, 1999 we have made no provision for income taxes.

          Comparison of the Three Months Ended June 31, 2000, and 1999.
          ----------------------------------------------------------------

     OVERVIEW. For the second quarter of 2000, we incurred a net loss of $2,553,000. We were not in operation during the second quarter of 1999, and therefore only incurred corporate general and administrative costs totaling $5,311.

     SALES. Sales for the second quarter were $395,000. The revenue consists primarily of advertising revenues and Titan's bandwidth service revenues.

     COST OF SALES. Cost of sales for the second quarter of 2000 were $821,000. These expenses are made up of bandwidth expense, Internet traffic expense and advertising sales commissions. MegaMedia has an exclusive arrangement with NextTraffic, Inc., an aggregator of Internet traffic, which acts as a "collection conduit" of traffic from high profile Internet websites from around the globe to deliver visitors to our portal. However, we only pay for such traffic if it is successfully delivered to the MegaChannels.com website.

     OPERATING EXPENSES. Operating expenses, which consist primarily of salaries and related personnel expenses, rent, travel, depreciation, amortization and marketing expenses, were $2,125,000 for the second quarter of 2000.

     OTHER INCOME AND EXPENSES. Other expense for the three months ended June 30, 2000 was $2,000, representing interest income earned on overnight deposits of $12,000, offset by interest expense of $10,000.

          Comparison of the Six Months Ended June 30, 2000 and 1999.
          ----------------------------------------------------------

     OVERVIEW. For the first six months of 2000, MegaMedia incurred a net loss of $4,438,000. However, we were in the development stage until March 25, 2000, when we launched our website, and Titan had no operations until the purchase of the City-Guide assets on April 14, 2000. MegaMedia was not in operation during the first six months of 1999, and therefore only incurred corporate general and administrative costs totaling $5,311.

     SALES. Sales for the first six months of 2000 were $439,000, however, we did not begin incurring revenue until March 25, 2000 when we launched our website, and Titan did not become active until April 14, 2000, as discussed above. The revenue consists primarily of advertising revenues and Titan's bandwidth service revenues.

     COST OF SALES. Cost of sales for the first six months of 2000 were $1,301,000. These expenses are made up of bandwidth expense, Internet traffic expense and advertising sales commissions. Although MegaMedia did not officially launch it website until March 25, 2000, the site was operational during February and March. Therefore, we were incurring expense for both bandwidth and Internet traffic during this time. We have an exclusive arrangement with NextTraffic, Inc., and aggregator of Internet traffic, which acts as a "collection conduit" of traffic from high profile Internet websites from around the globe to deliver visitors to our portal. However, we only pay for such traffic if it is successfully delivered to the MegaChannels.com website.

     OPERATING EXPENSES. Operating expenses, which consist primarly of salaries and related personnel expenses, rent, travel, depreciation, amortization and marketing expenses, were $3,603,000 for the first six months of 2000.

     OTHER INCOME AND EXPENSES. Other income for the six months ended June 30, 2000 was $28,000, representing interest income earned on overnight deposits of $40,000, offset by interest expense of $12,000.

     INCOME TAXES. For the six months ended June 30, 2000, Megamedia had an operating loss. Therefore, there was no provision made for income taxes.

LIQUIDITY AND CAPITAL RESOURCES

     Our capital requirements have been significant. Since its inception, MegaMedia has financed development and operations through the sale of stock in the form of private placements. As of August 14, 2000, we had raised a total of approximately $5,938,000, primarily in the form of three private placement offerings since May 27, 1999. In addition, beginning in the second quarter of 2000, MegaMedia has financed its operations through the extension of credit from The Orlando Group Downtown LLC. At August 14, 2000, they have extended us $650,000. We scaled back our operations during the second quarter of 2000 in an effort to conserve cash, without jeopardizing our long-term growth and ability to attain profitable operations. In addition, we continue to pursue additional capital to fund our working capital, capital expenditure, and debt service requirements. However, there can be no assurance that we will be able to obtain additional funding through the issuance of additional equity securities through private placement offerings, the continued extension of credit from The Orlando Group Downtown LLC, or through other means, or that we will be able to continue our operations as a going concern.

                             DESCRIPTION OF PROPERTY
                             -----------------------

     All of our operations are housed in approximately 10,000 square feet of office space in Orlando, Florida. We lease our space for approximately $11,808 per month. The lease expires on May 30, 2002, but we have an option to extend the lease for an additional two years. Our lease obligations are personally guaranteed by William A. Mobley, Jr., the Chairman of the Board. Mr. Mobley is also a principal stockholder of MegaMedia.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
                 ----------------------------------------------

     Mr. Mobley has personally guaranteed our obligations under our office lease. See the caption "Description of Property" of this prospectus.

     On January 7, 2000, we entered into an Internet Traffic Agreement with NextTraffic, Inc. Mr. Mobley is a director and a principal stockholder of NextTraffic. Under the agreement, NextTraffic has agreed to supply our web site with up to two million visitors per day. We have agreed to pay NextTraffic 25% of all revenue from purchases of our services that are made by visitors supplied by NextTraffic.

     Also on January 7, 2000, we executed a Product Development Agreement with Nextelligence, Inc. The agreement requires us to use Nextelligence as our exclusive provider of portal and software platform development services. Mr. Mobley controls Nextelligence.

     Harry Timmons, a former member of our Board of Directors, is the President of NextTraffic.

     In January, 2000, we entered into a Consulting Agreement with Mr. Mobley. Under the agreement, we agreed to pay Mr. Mobley $200,000 per year, payable bi-weekly in arrears. We terminated the agreement in June, 2000 and appointed Mr. Mobley Chief Technical Officer. Effective July 16, 2000, we executed an employment agreement with Mr. Mobley under which we agreed to pay him a yearly salary of $150,000. See the heading "Employment and Consulting Agreements" of the caption "Executive Compensations."

     On April 14, 2000, we entered into a Purchase and Sale of Assets Agreement with Titan Hosting; City-Guide; and the stockholders of City-Guide, as discussed under the heading "History" of the caption "Description of Business" of this prospectus. At the time of the Purchase and Sale of Assets Agreement, Mark Dolan was our Secretary and General Counsel and was the Secretary and a principal stockholder of City-Guide. Mr. Dolan is no longer our General Counsel or Secretary and, to our knowledge, he is no longer a principal stockholder of City-Guide.

          MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS
          --------------------------------------------------------

          Market Information.
          -------------------

     There is no market for our common stock. We are currently trying to obtain a trading symbol on the OTC Bulletin Board of the National Association of Securities Dealers, Inc. We have registered these 5,829,430 shares of our common stock in an effort to facilitate the NASD's clearance of our filing. However, we can not assure you that we will succeed in this effort. If we do not succeed, purchasers of our common stock will have much more difficulty selling their shares. For a discussion of the shares that are subject to options, see the captions "Stock Options" and "Stock Option Plan" of this prospectus.

          Holders.
          --------

     As of June 13, 2000, we had approximately 371 stockholders of record. This figure does not include beneficial owners of common stock held in "nominee" or "street" name, as we can not accurately estimate the number of these beneficial owners.

          Dividends.
          ----------

     We have not declared any cash dividends on our common stock. We do not intend to declare dividends in the foreseeable future. There are no material restrictions limiting, or that are likely to limit, our ability to pay dividends on our common stock.

                             EXECUTIVE COMPENSATION
                             ----------------------

     The following table sets forth certain summary information about the compensation paid for each of our last three fiscal years to our Chief Executive Officer and each of our other executive officers that received compensation of more than $100,000 during those periods. Each of these officers is called a "Named Executive Officer." No other executive officers of the Company earned compensation of more than $100,000 during such periods.

                               SUMMARY COMPENSATION TABLE

NAME AND PRINCIPAL POSITION          YEAR                SALARY          BONUS       OPTIONS
---------------------------          ----                ------          -----       -------

William A. Mobley, Jr.               1999             $ 80,769 (1)        $ 0      177,841 (2)
Former Chief Executive Officer       1998                  N/A            N/A          N/A
and President (Currently, Chairman   1997                  N/A            N/A          N/A
of the Board and Chief Tech. Officer)

John P. Chambers                     1999              $51,280 (3)         $0      100,000(4)
Former Chief Technology Officer      1998                  N/A            N/A          N/A
                                     1997                  N/A            N/A          N/A


     (1) Includes $8,653.86 received by Mr. Mobley for consulting services rendered to MegaMedia.

     (2) Represents an option to purchase 177,841 shares of common stock granted in December, 1999, pursuant to a stock option agreement, dated January 5, 2000, between MegaMedia and Mr. Mobley. All 177,841 options are exercisable at $2.00 per share, beginning January 5, 2000. If Mr. Mobley dies, any unexercised portion of the options shall be exercisable by his estate until the option expires.

     (3) Mr. Chambers executed an Employment Agreement with MegaMedia-Nevada on June 24, 1999. The agreement provided for an annual base salary of $105,000, $51,280 of which was paid in calendar 1999. On May 10, 2000, we executed a Separation Agreement with Mr. Chambers. Under that agreement, we agreed to pay Mr. Chambers' salary in full through May 10, 2000, plus an amount equal to two weeks' pay and 15 days' accrued vacation time, at his current salary.

     (3) MegaMedia-Nevada granted to Mr. Chambers options to purchase 100,000 shares of common stock on June 24, 1999. Under the Separation Agreement with Mr. Chambers, these options were canceled and we agreed to issue to Mr. Chambers 100,000 "unregistered" and "restricted" shares of our common stock. See the caption "Security Ownership of Certain Beneficial Owners and Management" of this prospectus.

     (4) Pursuant to his Employment Agreement with MegaMedia-Nevada, MegaMedia-Nevada issued to Mr. Chambers 100,000 "unregistered" and "restricted" shares of common stock and options to purchase an additional 100,000 shares. Under the Separation Agreement with Mr. Chambers, these options were canceled and he retained ownership of the 100,000 shares of our common stock. See the caption "Security Ownership of Certain Beneficial Owners and Management" of this prospectus.

         EMPLOYMENT AND CONSULTING AGREEMENTS
         ------------------------------------

     Effective June 24, 1999, MegaMedia-Nevada entered into an employment agreement with John P. Chambers, Jr. Under the agreement, Mr. Chambers was to serve as our Chief Technology Officer for a period of two years. On May 10, 2000, we signed a Separation Agreement with Mr. Chambers. Under the Separation Agreement, Mr. Chambers resigned his position and we agreed to pay him his salary through May 10, 2000, plus an amount equal to two weeks' pay at his revised base salary of $160,000, and 15 days' accrued vacation time at his revised base salary. We also agreed that Mr. Chambers would retain 100,000 "unregistered" and "restricted" shares of our common stock and he agreed to the cancellation of his options to purchase 100,000 shares.

     In January, 2000, we entered into a consulting agreement with William A. Mobley, Jr., as discussed under the caption "Certain Relationships and Related Transactions." Under the agreement, Mr. Mobley provided specialized interim management services related to: (i) product development, advanced technologies, e-commerce systems and consumer generation tools; (ii) mergers and acquisitions; and (iii) communication and investor relations. In June, 2000, we terminated the agreement and appointed Mr. Mobley Chief Technical Officer. Effective July 16, 2000, we entered into an Employment Agreement with Mr. Mobley. The agreement is effective until January 20, 2001, and provides for us to pay Mr. Mobley a salary of $150,000 per year.

     Also in January, 2000, we executed an employment agreement with David A. Gust, our Chief Executive Officer and President. Under the agreement, we agreed to pay Mr. Gust a salary of $190,000 per year. Upon Mr. Gust's payment of $2,500, we also agreed to issue him 250,000 "unregistered" and "restricted" shares of our common stock. These shares are held in escrow until the earliest to occur of the following:

          o       January 9, 2001;

          o       Mr. Gust's death;

          o       Mr. Gust's permanent disability;

          o       Mr. Gust's termination without cause; or

          o a change in control of MegaMedia, as defined in the Employment Agreement.

          Mr. Gust has paid for these shares.

     We also executed two stock option agreements with Mr. Gust, as discussed below.

     As part of Mr. Gust's employment arrangement, William A. Mobley, Jr.; Harry Timmons; NexTraffic, Inc.; David Marshlack; and Mark R. Dolan, Esq., who collectively owned more than 50% of our outstanding shares, executed a Voting Agreement under which they agreed to vote for Mr. Gust as a member of our Board of Directors. The Voting Agreement will remain in effect as long as Mr. Gust is an employee of MegaMedia. Mr. Gust was elected to the Board of Directors in July, 2000.

     On February 7, 2000, we entered into an Employment  Agreement  with Stephen
H. Noble, III, our Vice President, Chief Financial Officer and Secretary/Treasurer. The agreement is for a term of three years. Mr. Noble's salary is $145,000 per year.

     Upon Mr. Noble's payment of $1,500, we also agreed to issue him 150,000 "unregistered" and "restricted" shares of our common stock. These shares are held in escrow until the earliest to occur of the following:

          o       February 5, 2001;

          o       Mr. Noble's death;

          o       Mr. Noble's permanent disability;

          o       Mr. Noble's termination without cause; or

          o a change in control of MegaMedia, as defined in the Employment Agreement.

          We also granted Mr. Noble options, as discussed below.

     On March 1, 2000, we executed an Employment Agreement with our former President, Paul Turcotte. The agreement provided for Mr. Turcotte to receive a salary of $275,000 per year. We also agreed to issue to Mr. Turcotte 200,000 "unregistered" and "restricted" shares of our common stock upon receipt of $2,000. These shares are held in escrow until the earliest to occur of the following:

          o       March 1, 2001;

          o       Mr. Turcotte's death;

          o       Mr. Turcotte's permanent disability;

          o       Mr. Turcotte's termination without cause; or

          o a change in control of MegaMedia, as defined in the Employment Agreement.

     We also granted Mr. Turcotte options to purchase up to 344,445 shares of our common stock.

     On July 19, 2000, we signed a Separation Agreement under which we agreed that Mr. Turcotte may keep his 200,000 shares. However, his options have been canceled.

          STOCK OPTIONS
          -------------

     The following table summarizes all stock options granted in calendar 1999 to the officers listed in the Summary Compensation Table.

                  OPTION GRANTS IN YEAR ENDED DECEMBER 31, 1999

                                INDIVIDUAL GRANTS
                                -----------------


                                                                             POTENTIAL REALIZABLE
                                % OF TOTAL                                   VALUE AT ASSUMED
                                OPTIONS                                      ANNUAL RATES OF
                 NUMBER OF      GRANTED                                      STOCK PRICE
                 SECURITIES     TO                                           APPRECIATION FOR
                 UNDERLYING     EMPLOYEES      EXERCISE                      OPTION TERM (1)
                 OPTIONS        IN FISCAL      PRICE        EXPIRATION
NAME             GRANTED        YEAR           PER SHARE    DATE               5%      10%
----             -------        ----           ---------    ----               --      ---
William A.
Mobley, Jr.      177,841(2)     64%            $2.00        01/05/09        $293,437   $723,813

John P.
Chambers, Jr.    100,000(3)     36%            $2.00        06/24/09        $165,000   $407,000

          (1) These amounts represent hypothetical gains that could be achieved for the options if exercised at the end of the option term. These gains are based on assumed rates of stock price appreciation of 5% and 10% compounded annually from the date the options were granted to their expiration date. These assumptions are not intended to forecast future appreciation of our stock price. The potential realizable value computation does not take into account federal or state income tax consequences of option exercises or sales of appreciated stock.

          (2) Represents an option to purchase 177,841 shares of common stock granted in December, 1999, pursuant to a stock option agreement, dated January 5, 2000, between MegaMedia and Mr. Mobley. All 177,841 options are exercisable at $2.00 per share, beginning January 5, 2000. If Mr. Mobley dies, any unexercised portion of the options shall be exercisable by his estate until the option expires.

          (3) MegaMedia-Nevada granted to Mr. Chambers options to purchase 100,000 shares of common stock on June 24, 1999. Under the Separation Agreement with Mr. Chambers, these options were canceled and we agreed to issue to Mr. Chambers 100,000 "unregistered" and "restricted" shares of our common stock. See the caption "Security Ownership of Certain Beneficial Owners and Management" of this prospectus.

          STOCK OPTION PLAN
          -----------------

     Our Board of Directors has adopted a 2000 Stock Option Plan. We have reserved 1,500,000 shares of our common stock for issuance under the Plan. Our Board of Directors, or a committee to be appointed by the Board, is responsible for determining who will receive options and what the term will be. The exercise price of the options may not be less than par value or, for incentive stock options, less than the fair market value of the underlying shares on the date we grant the option.

     To date, we have granted approximately 195,688 options to a total of 26 employees under the Plan. The options begin vesting on the one-year anniversary of each employee's hiring or, in some, cases, December 31, 2000, whichever occurs first. They are exercisable at various prices ranging from $2.00 per share to $5.00 per share. As of the date of this prospectus, none of our employees have exercised any options.

     On January 5, 2000, we executed Stock Option Agreements with the following entities:

          Optionee              No. of Shares             Termination Date
          --------              -------------             ----------------

          Mark R. Dolan            11,856                 January 5, 2005

          Capital Access          237,122                 January 5, 2005
          Management Group, Inc.

          David G. Marshlack       47,424                 January 5, 2009

          Ameropa Ltd.            237,122                 January 5, 2009

          Each of these options is exercisable at $2.00 per share.

     On January 10, 2000, we entered into two Stock Option Agreements with David
A. Gust. The first agreement grants to Mr. Gust the option to purchase up to 200,000 "unregistered" and "restricted" shares of our common stock at a price of $3.00 per share. Under the second agreement, Mr. Gust may purchase up to 200,000 "unregistered" and "restricted" shares for $4.50 per share. All options will vest on the earliest to occur of the following:

          o     January 9, 2002, if Mr. Gust is still an employee;

          o     Mr. Gust's termination without cause;

          o Mr. Gust's voluntary termination for constructive discharge, as defined in his Employment Agreement; or

          o a change in control of MegaMedia, as defined in the Stock Option Agreements.

     Once the options have vested, Mr. Gust will be able to exercise them for 10 years.

     On February 7, 2000, we executed three Stock Option Agreements with Stephen
H. Noble, III. The agreements grant Mr. Noble the option to purchase 150,000 shares; 100,000 shares; and 100,000 shares, respectively. On June 23, 2000, an amendment to Mr. Noble's Employment Agreement converted the option for 150,000 shares to an outright grant of shares.

          The remaining options vest on the earliest of the following to occur:

          o February 6, 2002, with respect to the first option; and February 6, 2003, with respect to the second option;

          o Mr. Noble's termination without cause, as defined in his Employment Agreement;

          o Mr. Noble's voluntary termination for constructive discharge, as defined in his employment agreement; or

          o a change in control of MegaMedia, as defined in the Stock Option Agreements.

     Once the options have vested, Mr. Noble may exercise the first 100,000 options at $4.50 per share; and the last 100,000 options at $5.00 per share.

     On February 21, 2000, we expected an employment agreement with Kim Creighton, our Human Resources Specialist. We granted her options to purchase up to 50,000 "unregistered" and "restricted" shares of common stock. The options vest on a staggered basis through Frebruary 21, 2003, and are exercisable at prices ranging from $3.00 to $5.00 per share, for 10 years after vesting.

     On May 9, 2000, we executed a Separation Agreement with our former general counsel and Secretary, Mark R. Dolan, Esq. Under the agreement, Mr. Dolan retained ownership of 75,000 "unregistered" and "restricted" shares of our common stock and his option to purchase 75,000 such shares was canceled.

                              FINANCIAL STATEMENTS
                              --------------------


                            MEGAMEDIA NETWORKS, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                          INDEX TO FINANCIAL STATEMENTS



    PAGES

    Independent Auditors' Report..........................................F-2

    Financial Statements:

             Balance Sheet................................................F-3

             Statements of Operations.....................................F-4

             Statements of Stockholders' Equity...........................F-5

             Statement of Cash Flows......................................F-6

             Notes to Financial Statements................................F-7

                                          F-1

The Board of Directors
MegaMedia Networks, Inc.
Orlando, Florida

                          INDEPENDENT AUDITORS' REPORT

     We have audited the accompanying consolidated balance sheet of MegaMedia Networks, Inc. (a development stage company) as of December 31, 1999, and the related consolidated statements of operations, stockholders' equity, and cash flows for the period of May 27, 1999 (date of inception) through December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of MegaMedia Networks, Inc. as of December 31, 1999, and the results of its operations and its cash flows for the period of May 27, 1999 (date of inception) through December 31, 1999, in conformity with generally accepted accounting principles.

                                     /S/ PARKS, TSCHOPP, WHITCOMB & ORR, P.A.


March 20, 2000
Maitland, Florida


                            MEGAMEDIA NETWORKS, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                                  BALANCE SHEET
                                December 31, 1999

                             ASSETS

    CURRENT ASSETS

         Cash                                                                                              $ 1,007,211
         Other receivables                                                                                      10,000
                                                                                                           -----------

                 Total current assets                                                                        1,017,211

    PROPERTY AND EQUIPMENT, net of accumulated depreciation                                                    519,929

    DEPOSITS                                                                                                    21,012
                                                                                                               -------

                 Total assets                                                                              $ 1,558,152
                                                                                                           ===========


                          LIABILITIES AND STOCKHOLDERS' EQUITY


    CURRENT LIABILITIES
         Accounts payable                                                                                  $   100,587
                                                                                                           -----------

                 Total current liabilities                                                                     100,587
                                                                                                           -----------

    STOCKHOLDERS' EQUITY:
         Common stock, $.01 par value, 50,000,000 shares authorized,
           13,000,010 shares issued and outstanding                                                            130,000
         Paid-in capital                                                                                     2,184,814
         Deficit accumulated during the development stage                                                     (857,249)
                                                                                                           -----------

                 Total stockholders' equity                                                                  1,457,565
                                                                                                           -----------

                 Total liabilities and stockholders' equity                                                $ 1,558,152
                                                                                                           ===========


           The Accompanying Notes Are An Integral Part
           Of These Consolidated Financial Statements

                               F-3




                            MEGAMEDIA NETWORKS, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                            STATEMENTS OF OPERATIONS
  For The Period of May 27, 1999 (date of inception) Through December 31, 1999

    REVENUES                                                       $        --
                                                                   -----------

    EXPENSES:
         Advertising                                                     6,525
         Automobile                                                      4,584
         Contributions                                                     750
         Depreciation                                                   11,242
         Dues and subscriptions                                          1,861
         Employee leasing                                              398,499
         Equipment rentals                                              13,416
         Insurance                                                      15,454
         Licenses and permits                                            4,438
         Marketing                                                      31,259
         Miscellaneous                                                   5,752
         Office                                                         19,299
         Parking and tolls                                               7,576
         Postage                                                         2,273
         Printing and reproduction                                      14,188
         Professional development                                       16,154
         Professional fees                                              61,809
         Rent                                                           41,450
         Repairs and maintenance                                        13,087
         Supplies                                                       30,617
         Taxes-other                                                     5,585
         Telephone                                                      29,222
         Travel                                                        126,479
         Utilities                                                       3,742
                                                                   -----------

                 Total expenses                                        865,261
                                                                   -----------

    OTHER INCOME:
         Interest income                                                 8,012
                                                                   -----------

    LOSS BEFORE INCOME TAXES                                          (857,249)

    INCOME TAXES                                                            --
                                                                    ----------

    NET LOSS                                                       $  (857,249)
                                                                   ===========
    BASIC EARNINGS (LOSS) PER COMMON SHARE                         $      (.07)
                                                                   ===========

    WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING                    4,877,401
                                                                   ===========

          The Accompanying Notes Are An Integral Part
           Of These Consolidated Financial Statements

                              F-4






                     MEGAMEDIA NETWORKS, INC.
                 (A DEVELOPMENT STAGE COMPANY)
               STATEMENT OF STOCKHOLDERS' EQUITY
  For The Period of May 27, 1999 (date of inception) Through December 31, 1999


                                                                                         Deficit
                                            Common Stock                                Accumulated
                                     ---------------------------                         During the        Total
                                     Number of          Par            Paid-in          Development     Stockholders'
                                      Shares           Value           Capital             Stage            Equity
                                     ---------       -----------      ----------        -----------     -------------

    Common stock issued to
         founding directors in
         exchange for services             2,500       $      25     $    24,975         $      --         $    25,000

    Common stock issued in
         exchange for services             5,000              50          49,950                --              50,000

    Recapitalization, including
         effect of reverse
         acquisition                  11,852,510         118,525        (118,525)               --                  --

    Stock issuance costs                      --              --         (40,186)               --             (40,186)

    Common stock issued
         for cash                        780,000           7,800       1,552,200                --           1,560,000

    Common stock issued in
         exchange for conversion
         of notes payable                360,000           3,600         716,400                --             720,000

    Net loss                                  --              --              --           (857,249)          (857,249)
                                     -----------       ---------     -----------         ----------        -----------

    BALANCE -
         December 31, 1999            13,000,010       $ 130,000     $ 2,184,814         $ (857,249)       $ 1,457,565
                                    ============       =========     ===========         ==========        ===========

                   The Accompanying Notes Are An Integral Part
                   Of These Consolidated Financial Statements



                            MEGAMEDIA NETWORKS, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                             STATEMENT OF CASH FLOWS
  For The Period of May 27, 1999 (date of inception) Through December 31, 1999

    CASH FLOWS FROM OPERATING ACTIVITIES:
         Cash paid to suppliers                                                                            $  (720,606)
                                                                                                           -----------

    CASH FLOWS FROM INVESTING ACTIVITIES:
         Acquisition of property and equipment                                                                (531,171)
         Payments of security deposits                                                                         (21,012)
                                                                                                           -----------

                 Net cash flows from investing activities                                                     (552,183)
                                                                                                           -----------

    CASH FLOWS FROM FINANCING ACTIVITIES:
         Proceeds from issuance of common stock                                                              1,560,000
         Proceeds from notes payable                                                                           720,000
                                                                                                           -----------

                 Net cash flows from financing activities                                                    2,280,000
                                                                                                           -----------

    NET CHANGE IN CASH AND CASH EQUIVALENTS                                                                  1,007,211

    CASH AND CASH EQUIVALENTS - Beginning of year                                                                --
                                                                                                           -----------

    CASH AND CASH EQUIVALENTS - End of year                                                                $ 1,007,211
                                                                                                           ===========

    RECONCILIATION OF NET LOSS TO NET CASH FLOWS
      FROM OPERATING ACTIVITIES:
         Net loss                                                                                          $  (857,249)
            Adjustments to reconcile net loss to net cash flows from operating activities:
             Depreciation                                                                                       11,242
             Noncash professional fees                                                                          75,000
             Noncash stock issuance costs                                                                      (40,186)
             Change in other receivables                                                                       (10,000)
             Change in accounts payable                                                                        100,587
                                                                                                           -----------

    NET CASH FLOWS FROM OPERATING ACTIVITIES                                                               $  (720,606)
                                                                                                           ===========

--------------------------------------------------------------------------------
NONCASH FINANCING ACTIVITIES:

During the period of May 27, 1999 (date of inception) through December 31, 1999, the Company issued 7,500 shares of common stock, in exchange for professional services received valued at $75,000.

During the period of May 27, 1999 (date of inception) through December 31, 1999, the Company converted notes payable in the amount of $720,000 into 360,000 shares of common stock.

                   The Accompanying Notes Are An Integral Part
                   Of These Consolidated Financial Statements

                            MEGAMEDIA NETWORKS, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                          NOTES TO FINANCIAL STATEMENTS
  For The Period of May 27, 1999 (date of inception) Through December 31, 1999

NOTE A - NATURE OF OPERATIONS

MegaMedia Networks, Inc. (a Nevada corporation and a development stage company) ("Company") was incorporated on May 27, 1999 and is headquartered in Orlando, Florida. The Company provides users of the internet with an online environment for purchasing specialized on- demand or live pay-per-view events, music, videos, concerts and services.

On October 6, 1999, MegaMedia Networks, Inc. agreed to exchange shares with Amalgamated Entertainment, Inc., a Delaware public company. Accordingly, MegaMedia Networks, Inc. exchanged all outstanding shares of the Company's common stock for 10,461,367 shares of Amalgamated Entertainment, Inc. stock in a business combination accounted for as a reverse acquisition. During the period Amalgamated Entertainment, Inc. was in existence, prior to the reverse acquisition, its only activity was to raise equity capital. For accounting purposes, the reverse acquisition is reflected as if MegaMedia Networks, Inc. issued its stock for the net assets of Amalgamated Entertainment, Inc. The net assets of Amalgamated Entertainment, Inc. were not adjusted in connection with the reverse acquisition since they were monetary in nature. Coincident with the reverse acquisition, Amalgamated Entertainment, Inc. changed its name to MegaMedia Networks, Inc.

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION: The consolidated financial statements include the accounts of Parent and its wholly-owned Subsidiary. All material intercompany transactions have been eliminated.

DEVELOPMENT STAGE OPERATIONS: The Company was incorporated May 27, 1999. Operations to date have been devoted primarily to raising capital, obtaining financing, establishing supplier affiliations and strategic alliance arrangements, establishing the corporate headquarters, and administrative functions.

CASH AND CASH  EQUIVALENTS:  For purposes of the  statement  of cash flows,  the
Company  considers  all  highly  liquid  investments   purchased  with  original
maturities of three months or less to be cash equivalents.

PROPERTY AND EQUIPMENT: Property and equipment is stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets.

DEFERRED INCOME TAXES: Deferred income taxes result from the tax effects of net operating loss carry forwards and temporary differences between the basis of items for income tax purposes and the carrying amounts of such items for financial reporting purposes. The primary temporary difference which gives rise to the Company's deferred income tax balance relates to the use of accelerated depreciation methods for tax purposes. A valuation allowance has been provided for the deferred tax asset balance based on the Company's assessment of the likelihood of realization.

STOCK-BASED COMPENSATION: In October 1995, the Financial Accounting Standards Board issued Statements of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS 123) which sets forth accounting and disclosure requirements for stock-based compensation arrangements. The new statement encourages but does not require, companies to measure stock-based compensation using a fair value method, rather than the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25 (APB no. 25.) The Company has adopted disclosure requirements of SFAS 123 and has elected to continue to record stock-based compensation expense using the intrinsic value approach prescribed by APB No. 25. Accordingly, the Company computes compensation cost for each employee stock option granted as the amount by which the quoted market price of the Company's common stock on the date of grant exceeds the amount the employee must pay to acquire the stock. The amount of compensation cost, if any, will be charged to operations over the vesting period.

                            MEGAMEDIA NETWORKS, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                          NOTES TO FINANCIAL STATEMENTS
  For The Period of May 27, 1999 (date of inception) Through December 31, 1999

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

USE OF ESTIMATES: Management uses estimates and assumptions in preparing consolidated financial statements. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and reported revenues and expenses. Significant estimates used in preparing these consolidated financial statements include those assumed in determining the estimated useful lives of property and equipment. It is at least reasonably possible that the significant estimates used will change within the next year.

ADVERTISING COSTS: Advertising costs are expensed as incurred.

NOTE C - CONCENTRATION OF CREDIT RISK

The Company maintains its cash in a bank account which, at times, may exceed federally insured limits. The Company has not experienced any losses in this account and believes it is not exposed to any significant credit risk related to cash and cash equivalents.

NOTE D - PROPERTY AND EQUIPMENT

         Property and equipment consists of the following:

                                                                       Estimated
                 Category                                Cost            Lives
         -----------------------------------            ---------       --------
         Leasehold improvements                         $  50,531       39 years
         Office furniture and equipment                    19,309        7 years
         Computer equipment                               313,050      3-7 years
         Software development in process                  148,281        3 years
                                                        ---------

                 Total property and equipment             531,171
         Less: Accumulated depreciation                   (11,242)
                                                        ---------
                 Net property and equipment             $ 519,929
                                                        =========


NOTE E - COMMITMENTS AND CONTINGENCIES

LEASES: The Company is the lessee under operating lease agreements for its office facility and for certain furniture and equipment. Total lease expense under these leases amounted to approximately $43,000 for the year ended December 31, 1999. Future minimum lease payments under these operating leases as of December 31, 1999, are approximately as follows:

                 YEAR ENDING
                 DECEMBER 31,
                 ------------

                   2000                                        $  268,300
                   2001                                        $  224,600
                   2002                                        $   69,000

In addition, the Company is obligated under a 3-year agreement with an internet traffic consolidator ("NextTraffic"), a corporation owned by the President of the Company, who will provide pre-qualified internet traffic to the Company's Website. Under the terms of this agreement. NextTraffic will provide up to 2 million visitors per day to the website at a cost of $0.03 per visitor or up to $60,000 per day.

                            MEGAMEDIA NETWORKS, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                          NOTES TO FINANCIAL STATEMENTS
  For The Period of May 27, 1999 (date of inception) Through December 31, 1999

NOTE E - COMMITMENTS AND CONTINGENCIES (Continued)

EMPLOYMENT AGREEMENTS: The Company has entered into employment agreements with certain key employees with terms ranging from one to three years. Future obligations under these agreements as of December 31, 1999 are as follows:

          Year Ending
          December 31,

          ------------

             2000                                             $  750,000
             2001                                             $  537,500
             2002                                             $  420,000
             2003                                             $   70,000

NOTE F - STOCK OPTIONS

During the year ended December 31, 1999, the Company offered stock options to certain employees whereby the employees may purchase a certain number of shares of common stock at specified amounts. Under the terms of the option agreements, the options are only exercisable upon being fully vested which does not occur until the year 2001. Therefore, no compensation expense related to these options has been recorded in the accompanying consolidated financial statements.

In addition, the Company has offered stock options to certain additional employees subsequent to the balance sheet date. Under the terms of the option agreements, employees are granted a certain number of options to purchase the Company's common stock at specified amounts.

The Company continues to account for stock-based compensation using the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25 under which no compensation cost for stock options is recognized for stock option awards granted at or above fair market value.

Had compensation expense been determined based upon fair values at the grant date for the award of options as described herein in accordance with SFAS No. 123, "Accounting for Stock-Based Compensation," the Company's net loss and basic earnings (loss) per common share would not be materially changed from the amounts as reported in the accompanying consolidated financial statements.

Accordingly, management has not presented the pro forma effects of the application of SFAS No. 123 herein with respect to net loss and basic earnings
(loss) per common share for the period of May 27, 1999 (date of inception) through December 31, 1999.

NOTE G - SUBSEQUENT EVENTS

Subsequent to the balance sheet date, the Company offered two confidential private offering memorandums. The first offering, which was dated December 15, 1999, produced $3,181,032 of additional equity by issuing 1,060,344 shares of restricted common stock for $3.00 per share. This offering expired January 14, 2000. The second offering, which is dated March 8, 2000, expects to produce $5,000,000 of additional equity by offering 1,000,000 shares of restricted common stock for $5.00 per share. This offering expires April 30, 2000.


                            MEGAMEDIA NETWORKS, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS


                                                  ASSETS

                                                                            June 30,     December 31,
                                                                              2000          1999
                                                                          (Unaudited)
CURRENT ASSETS


     Cash and cash equivalents ........................................   $    15,046    $ 1,007,211
     Accounts receivable, net .........................................       349,682           --
     Prepaid expenses .................................................       365,640           --

                                                                          -----------    -----------

             Total current assets .....................................       730,368      1,007,211

PROPERTY AND EQUIPMENT, NET ...........................................     1,695,240        371,648

DEPOSITS ..............................................................        15,411         21,012

WEBSITE DEVELOPMENT, NET ..............................................       450,473        148,281

GOODWILL, NET .........................................................     1,532,692           --
                                                                          -----------    -----------

             Total assets .............................................   $ 4,424,184    $ 1,548,152
                                                                          ===========    ===========


                                   LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES

     Accounts payable .................................................   $ 1,070,545    $   100,587
     Accrued liabilities
          Salaries and benefits .......................................       201,560           --
          Other .......................................................        81,795           --
     Notes payable ....................................................     1,287,377           --
                                                                          -----------    -----------

             Total current liabilities ................................     2,641,277        100,587
                                                                          -----------    -----------
STOCKHOLDERS' EQUITY

     Common stock, $.01 par value, 50,000,000 shares
         authorized, 14,214,356 shares issued and
         outstanding, and 113,072 shares subscribed at
         June 30, 2000, 13,000,010 shares issued and
         outstanding at December 31, 1999 .............................       143,274        130,000
     Additional paid-in capital .......................................     6,934,561      2,184,814
     Accumulated deficit ..............................................    (5,294,928)      (857,249)
     Stock subscription receivable ....................................          --          (10,000)

                                                                          -----------    -----------

             Total stockholders' equity ...............................     1,782,907      1,447,565
                                                                          -----------    -----------
COMMITMENTS ...........................................................          --             --
                                                                          -----------    -----------

             Total liabilities & stockholders' equity                     $ 4,424,184    $ 1,548,152
                                                                          ===========    ===========

                   The Accompanying Notes Are An Integral Part
              Of These Condensed Consolidated Financial Statements


                            MEGAMEDIA NETWORKS, INC.
                 CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
        FOR THE THREE MONTHS AND SIX MONTHS ENDED JUNE 30, 2000 AND 1999
                                   (Unaudited)


                                                                  Three Months Ended June 30,     Six Months Ended June 30,
                                                                    2000            1999            2000            1999
                                                                ------------    ------------    ------------    ------------

NET SALES ...................................................   $    394,571    $       --      $    438,640    $       --


COST OF SALES ...............................................        820,903            --         1,301,481            --

                                                                ------------    ------------    ------------    ------------


GROSS MARGIN ................................................       (426,332)           --          (862,841)           --
                                                                ------------    ------------    ------------    ------------


OPERATING EXPENSES
General and administrative ..................................      1,476,303           5,311       2,246,812           5,311

Programming and production ..................................        239,701            --           433,510            --

Sales and marketing .........................................        274,488            --           626,873            --
Research and development ....................................        134,341            --           295,891            --

                                                                ------------    ------------    ------------    ------------

Total operating expenses ....................................      2,124,833           5,311       3,603,086           5,311
                                                                ------------    ------------    ------------    ------------


OPERATING LOSS ..............................................     (2,551,165)         (5,311)     (4,465,927)         (5,311)


OTHER INCOME(EXPENSES)
     Interest expense .......................................        (12,019)           --           (12,019)           --
     Interest income ........................................         10,166            --            40,267            --

                                                                ------------    ------------    ------------    ------------


Total other income(expenses) ................................         (1,853)           --            28,248            --

                                                                ------------    ------------    ------------    ------------

NET LOSS ....................................................   $ (2,553,018)   $     (5,311)   $ (4,437,679)   $     (5,311)
                                                                ============    ============    ============    ============


LOSS PER COMMON SHARE .......................................   $      (0.18)   $      (0.00)   $      (0.32)   $      (0.00)
                                                                ============    ============    ============    ============

WEIGHTED AVERAGE NUMBER
OF COMMON SHARES OUTSTANDING ................................     14,277,297       2,428,450      13,953,652       1,477,467
                                                                ============    ============    ============    ============


                   The Accompanying Notes Are An Integral Part
              Of These Condensed Consolidated Financial Statements






                            MEGAMEDIA NETWORKS, INC.
            CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                     FOR THE SIX MONTHS ENDED JUNE 30, 2000
                                   (Unaudited)



                                     Common Stock
                            ------------------------------                Stock        Total
                             Number of    Par     Paid-in  Accumulated Subscription Stockholders'
                              Shares     Value    Capital    Deficit    Receivable     Equity
                           ---------- -------- ---------- ----------- ------------  -------------


BALANCE, December 31, 1999  13,000,010 $130,000 $2,184,814 $  (857,249) $  (10,000) $ 1,447,565

Issuance of common shares
     at $3.00 per share      1,044,346   10,443  3,122,595       --          --       3,133,038

Issuance of common shares
     at $5.00 per share         83,072      831    414,529       --          --         415,360

Issuance of common shares
     for acquisition           200,000    2,000    998,000       --          --       1,000,000

Stock subscription received      --       --         --          --         10,000       10,000

Stock option compensation        --       --       214,623       --          --         214,623

Net loss                         --       --         --     (4,437,679)      --      (4,437,679)
                            ---------- -------- ---------- -----------  ----------- -----------

BALANCE, June 30, 2000      14,327,428 $143,274 $6,934,561 $(5,294,928) $    --     $ 1,782,907
                            ========== ======== ========== ===========  =========== ===========





                   The Accompanying Notes Are An Integral Part
              Of These Condensed Consolidated Financial Statements




                                             MEGAMEDIA NETWORKS, INC.
                                  CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
                                 FOR THE SIX MONTHS ENDED JUNE 30, 2000 AND 1999
                                                   (Unaudited)

                                                                       2000             1999
                                                                     -----------   -----------
CASH FLOWS FROM OPERATING ACTIVITIES
     Net loss ....................................................   $(4,437,679)   $    (5,311)
        Adjustments to reconcile net loss to net cash
        flows from operating activities:
         Depreciation ............................................       197,772           --
           Amortization ..........................................       330,692           --
           (Gain)loss on disposition of assets ...................         7,622           --
           Noncash compensation from stock options granted .......       214,623           --
           Changes in operating assets and liabilities:
           Increase in accounts receivable .......................      (349,682)          --
         Increase in prepaid expenses ............................       (62,138)          --
         Decrease in deposits ....................................         5,601           --
         Increase in accounts payable ............................       969,957           --
           Increase in accrued liabilities .......................       283,355           --
                                                                     -----------    -----------

                  Net cash flows from operating activities .......    (2,839,877)        (5,311)
                                                                     -----------    -----------

CASH FLOWS FROM INVESTING ACTIVITIES
     Purchase of property and equipment ..........................      (620,195)          --
     Payments for website development ............................      (345,504)          --
     Business combination ........................................    (1,000,000)          --
                                                                     -----------    -----------

             Net cash flows from investing activities ............    (1,965,699)          --
                                                                     -----------    -----------

CASH FLOWS FROM FINANCING ACTIVITIES
     Proceeds from issuance of common stock ......................     3,549,536         26,268
     Proceeds from notes payable .................................       348,642          2,311
     Principal payments of notes and debt obligations ............       (84,767)          --
                                                                     -----------    -----------

             Net cash flows from financing activities ............     3,813,411         28,579
                                                                     -----------    -----------

NET INCREASE(DECREASE) IN CASH AND CASH EQUIVALENTS ..............      (992,165)        23,268

CASH AND CASH EQUIVALENTS - beginning of period ..................     1,007,211           --
                                                                     -----------    -----------

CASH AND CASH EQUIVALENTS - end of period ........................   $    15,046    $    23,268
                                                                     ===========    ===========

                                                                                    -----------

NONCASH FINANCING INVESTING AND ACTIVITIES:

Note payable to finance directors and officers liability insurance   $   303,502    $      --
Note payable to finance business combination .....................       720,000           --
Common stock issued in business combination ......................     1,000,000           --
Common stock issued in exchange for purchase of assets ...........         8,862           --
Compensation from stock options granted ..........................       214,623           --




                   The Accompanying Notes Are An Integral Part
              Of These Condensed Consolidated Financial Statements

                            MEGAMEDIA NETWORKS, INC.
                          NOTES TO FINANCIAL STATEMENTS


NOTE A - GENERAL

MegaMedia Networks, Inc. (the "Company") was incorporated under the laws of the state of Delaware on May 27, 1999 and is headquartered in Orlando, Florida. The Company provides users of the Internet with an online environment for purchasing specialized on-demand or live pay-per-view events, music, videos, concerts and services. Through its wholly-owned subsidiary Titan Hosting, Inc. ("Titan"), the Company also serves as an Internet service provider and provider of bandwidth to various third party websites.

The accompanying condensed consolidated balance sheet of MegaMedia Networks, Inc. as of June 30, 2000, the related condensed consolidated statement of operations for the three months and six months ended June 30, 2000 and 1999, and the related condensed consolidated statement of stockholders' equity and statement of cash flows for the six months ended June 30, 2000 and 1999 are unaudited. In the opinion of management, such financial statements reflect all adjustments, consisting only of normal recurring items, necessary to present fairly the financial position of the Company at June 30, 2000 and the results of operations, stockholders' equity and cash flows for the three months and six months ended June 30, 2000 and 1999.

Certain reclassifications have been made to the condensed consolidated balance sheet at December 31, 1999, to conform with classifications used in the unaudited condensed consolidated balance sheet at June 30, 2000. In addition, the Company was not required to file a Form 10-QSB for the period ended June 30, 1999. The Company did not file a Form 10-QSB until the period ended September 30, 1999, at which time the Company filed as Amalgamated Entertainment, Inc. On November 29, 1999, the Company's Certificate of Incorporation was amended to reflect a name change from Amalgamated Entertainment, Inc. to MegaMedia Networks, Inc.

The accompanying unaudited financial statements as of June 30, 2000, and for the three months and six months ended June 30, 2000 and 1999 should be read in conjunction with the Company's audited financial statements for the year ended December 31, 1999.

The accompanying unaudited financial statements have been prepared assuming that the Company will continue operations on a going-concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. However, the Company was in the development stage until March 25, 2000 and Titan did not become operational until April 14, 2000. On a consolidated basis, the Company has incurred an accumulated deficit of $5,294,928 as of June 30, 2000. The Company's ability to continue as a going concern is dependent upon the attainment of a profitable level of operations. The Company's ability to attain profitable operations is contingent upon its ability to raise additional capital to continue the development of its website, acquire content, build brand name recognition, expand the client base of Titan and grow its business. The Company is currently soliciting additional capital in the form of equity to fund its working capital, capital expenditure and debt service requirements to attain such profitable operations. However, there is no assurance that the Company will be able to attain such equity capital and continue as a going concern. If the Company is unable to secure additional capital, it is likely that its operations will be impacted in an adverse manner, which would further hinder its ability to continue as a going concern.


NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

REVENUE RECOGNITION: The Company's sales revenue for on-demand, pay-per-view events, and monthly subscriptions are recorded at the time of viewing, or for the applicable month of the subscription. Advertising revenues are recorded at such time as the advertisements are viewed, pursuant to data provided by the Company's own website and that of its advertisement suppliers. Titan's sales revenue is recorded on a monthly basis as the Internet or bandwidth service is provided.

                            MEGAMEDIA NETWORKS, INC.
                          NOTES TO FINANCIAL STATEMENTS
                                   (CONTINUED)


NOTE C - PROPERTY AND EQUIPMENT


     Property and equipment consists of the following:
                                            June 30,    December 31,   Estimated
             Category                         2000         1999          Lives
     -----------------------------------   ----------    ---------     ---------
     Leasehold improvements                $  122,572    $  50,531    Lease Term
     Office furniture and equipment           256,243       19,309     5-7 years
     Computer equipment                     1,523,870      313,050      3 years
                                           ----------    ---------
             Total property and equipment   1,902,685      382,890
     Less: Accumulated depreciation          (207,445)     (11,242)
                                           ----------    ---------
             Net property and equipment    $1,695,240    $ 371,648
                                           ==========    =========

     On April 14, 2000, the Company, through its wholly-owned subsidiary Titan, acquired $899,929 of computer equipment from City-Guide ISP, Inc. ("City-Guide"), pursuant to a Purchase and Sale of Assets Agreement among City-Guide, David Marshlack, Dan Marshlack, Bruce C. Hammil and Mark Dolan, as shareholders of City-Guide, and the Company and Titan.


NOTE D - NOTES PAYABLE

     Effective March 13, 2000, the Company entered into a Premium Finance Agreement which financed 80% of the Company's directors' and officers' liability insurance policy. The agreement bears an annual interest rate of 9.5% and is payable in nine monthly installments beginning June 2, 2000. As of June 30, 2000, the Company owed $270,833 under this agreement. As of June 30, 2000, the Company's prepaid expenses included $315,045 related to unamortized directors' and officers' liability insurance.

     Pursuant to a Purchase and Sale of Assets Agreement, dated April 14, 2000 (see "Note C" above), the Company, through its wholly-owned subsidiary Titan, executed a Convertible Promissory Note (the "Note") for $720,000 to City-Guide. The Note bears an interest rate equal to the lowest interest rate per annum imputed by the Internal Revenue Service for a note of this nature, and is payable in monthly payments of $30,000 beginning May 14, 2000. As of June 30, 2000, the Company owed $667,902 under this agreement. The Note is secured by the assets purchased pursuant to the agreement (see "Note C" above) and six Internet service agreements assumed by Titan, previously held by City-Guide. The Note and accrued interest thereon is convertible at any time, at the option of the holder into shares of common stock at a conversion price equal to $3.00 per share.

     On July 6, 2000, the Company executed two Revolving Promissory Notes with The Orlando Group Downtown LLC, one for $350,000 and one for $150,000 (the "Notes"). The Notes bear interest at a rate equal to the prime rate announced by AmSouth Bank on the first day of each month, less one-half of one percent, and are payable on demand. As of June 30, 2000, the Company owed $348,642 under the first note, and accrued interest of $1,715. The Notes are secured by all of the Company's accounts, inventory, equipment and furniture, together with all proceeds and products thereof, and all books and records and insurance proceeds relating thereto. At such time as the Company's common stock begins trading on a recognized trading system, the Notes and accrued interest thereon are convertible at any time, in whole or in part, at the option of the holder into shares of common stock. The conversion price is equal to 80% of the average closing bid price of the common stock on the principal exchange or trading mechanism on which the common stock is traded for the three days prior to the receipt of a notice of conversion.

                            MEGAMEDIA NETWORKS, INC.
                          NOTES TO FINANCIAL STATEMENTS
                                   (CONTINUED)


NOTE E - STOCKHOLDERS' EQUITY

     During the six months ended June 30, 2000, the Company conducted two private offerings. The first offering, which commenced December 15, 1999, produced $3,133,038 of additional equity through the private placement of 1,044,346 shares of restricted common stock for $3.00 per share. The second offering, which commenced March 8, 2000, has produced $490,360 of additional equity through the private placement of 98,072 shares of restricted common stock for $5.00 per share. Of the $5.00 shares raised, $415,360, representing 83,072 shares was received and recorded during the three months ended June 30, 2000; $75,000, representing 15,000 shares was received and recorded subsequent to June 30, 2000. This offering expires September 15, 2000. The shares were included in the earnings per share calculations as of the date cash was received, however share certificates representing 113,072 of the shares were issued subsequent to June 30, 2000.

     Pursuant to a Purchase and Sale of Assets Agreement, dated April 14, 2000 (see "Note C" above), the Company issued City-Guide 200,000 restricted shares of common stock. The Company recorded the shares at $1,000,000 based on the $5.00 private placement offering being sold at that time.

     Effective June 1, 2000, the Company's Board of Directors adopted the 2000 Stock Option Plan (the "Plan"). The Plan provides the Board of Directors with the authority to grant to officers, directors, employees and independent contractors of the Company non- qualified and incentive stock options to purchase shares of the Company's common stock. The purpose of the Plan is to advance the interests of the Company by providing an additional incentive to attract and retain qualified and competent persons who provide services to the Company and upon whose efforts and judgement the success of the Company is largely dependent, through the encouragement of stock ownership in the Company by such persons. Subject to a few restrictions, the Board of Directors has the authority to determine the option periods, the option prices, the number of shares of common stock subject to options granted, and such other terms and conditions under which options are exercised. To date, the Company has issued 200,668 non-qualified stock options pursuant to the Plan at option prices ranging from $2.00 to $5.00. Of the options granted, 25,000 were exerciseable at June 30, 2000, however, no shares have been exercised. Pursuant to Accounting Principles Board Opinion No. 25, and Statements of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," the Company is required to record $338,045 of compensation expense pursuant to the options issued, of which $214,623 has been recorded at June 30, 2000. The compensation expense was determined based upon fair values at the date of grant exceeding that of certain option prices.

         CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND
                              FINANCIAL DISCLOSURE
                              --------------------

     In connection with our acquisition of MegaMedia-Nevada, we ended our relationship with our former auditors, Mantyla McReynolds, Certified Public Accountants, of Salt Lake City, Utah, and hired Parks, Tschopp, Whitcomb & Orr LLP as our principal accountants. In connection with the audit of our financial statements for the fiscal years ended December 31, 1998, and 1997, we did not have any disagreements with Mantyla McReynolds on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures which, if not resolved to their satisfaction, would have caused them to make reference to the disagreement in connection with their report. The report of Mantyla McReynolds for the fiscal years ended December 31, 1998 and 1997 did not contain an adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles. The decision to change independent auditors from Mantyla McReynolds to Parks, Tschopp, Whitcomb & Orr was approved by our Board of Directors. On July 27, 2000, we filed with the Securities and Exchange Commission a Current Report on Form 8-K disclosing this matter. You may review this Current Report by accessing the Securities and Exchange Commission's web site: www.sec.gov.

     On April 17, 2000, we terminated Parks, Tschopp, Whitcomb & Orr LLP as our principal accountants and retained KPMG LLP as our new principal accounants. In connection with the audit of our financial statements for the fiscal year ended December 31, 1999, and the subsequent interim period through April 17, 2000, we did not have any disagreements with Parks, Tschopp, Whitcomb & Orr LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures which, if not resolved to their satisfaction, would have caused them to make reference to the disagreement in connection with their opinion. Our Board of Directors approved this change in accountants. On April 21, 2000, we filed with the Securities and Exchange Commission a Current Report on Form 8-K disclosing this matter. You may review this Current Report by accessing the Securities and Exchange Commission's web site.

                      DEALER PROSPECTUS DELIVERY OBLIGATION
                      -------------------------------------

     Until ____________, all dealers that effect transaction in these securites, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.  Indemnification of Directors And Officers
          -----------------------------------------

     Under the Delaware General Corporation Law, a corporation has the power to indemnify any person who is made a party to any civil, criminal, administrative or investigative proceeding, other than an action by or in the right of the corporation, by reason of the fact that such person was a director, officer, employee or agent of the corporation, against expenses, including reasonable attorneys' fees, judgments, fines and amounts paid in settlement of any such actions; provided, however, in any criminal proceeding, the indemnified person shall have had no reason to believe the conduct committed was unlawful. Article VIII of our Bylaws contains similar indemnification language.

     Article 10 of our Certificate of Incorporation, as amended, eliminates personal liability of our directors to the fullest extent of Section 102(b)(7) of the Delaware General Corporation Law. Under that section, a company's Certificate of Incorporation may contain a provision eliminating or limiting the personal liability of a director to a corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as a director. However, such a provision may not eliminate or limit a director's liability for:

               any breach of his or her duty of loyalty;

               acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

               the unlawful payment of a dividend or any unlawful stock purchase or redemption; or

               any transaction from which the director derived an improper personal benefit.

     Article  11 of our  Certificate  of  Incorporation,  as  amended,  requires
MegaMedia to indemnify all persons that it has the power to indemnify under applicable provisions of the Delaware General Corporation Law.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of MegaMedia pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

     The foregoing is only a summary of the indemnification provisions of our Certificate of Incorporation, Bylaws and contracts. See the Exhibit Index.

Item 25.  Other Expenses of Issuance And Distribution
          -------------------------------------------

     The following table sets forth the expenses which we expect to incur in connection with the registration of the shares of common stock being registered hereby. All of these expenses, except for the Commission registration fee, are estimated:

         Securities and Exchange Commission registration fee........$   200.37
         Legal fees and expenses....................................$25,000
         Accounting fees............................................$ 1,200
         Printing and engraving expenses............................$   500
         Transfer agent fees........................................$ 1,500
         Miscellaneous..............................................$   500
                                                                     ------
              Total................................................$ 28,900.37

Item 26.  Recent Sales of Unregistered Securities
          ---------------------------------------

     On January 9, 1999, MegaMedia issued 250,000 shares of common stock to an accredited investor, Jenson Services, Inc., in exchange for Jenson Services' payment of $3,000 in expenses incurred and owed by MegaMedia. The shares were issued in reliance upon Section 4(2) of the Securities Act of 1933, as amended. Jenson Services was provided information about MegaMedia or had access to such information, and it had the opportunity to ask questions of management about the information it received. Jenson Services confirmed in writing its investment intent, and its stock certificates bear a "restrictive" legend.

     On April 6, 1999, we issued 2,000,000 shares of our common stock to accredited investors and a limited number of otherwise qualified investors. We issued the shares at a price of $0.03 each in an offering under Rule 504 of Regulation D of the Securities Act. Officers and directors made the offers and sales without compensation.

     On October 6, 1999, pursuant to our agreement with MegaMedia-Nevada and MegaMedia-Nevada's stockholders, we issued 10,461,367 shares of our common stock to MegaMedia-Nevada's stockholders in exchange for 100% of the outstanding securities of MegaMedia-Nevada. We issued the shares in reliance on Section 4(2) of the Securities Act. We gave the MegaMedia-Nevada stockholders information about us, and we gave the stockholders opportunities to ask questions about the information. The stockholders confirmed in writing their investment intent, and their stock certificates bear a "restrictive" legend.

     On October 14, 1999, we began a private offering of common stock. We issued 1,140,000 shares of our common stock to accredited investors. All shares were sold at a price of $2 per share, which included conversion of an outstanding debt of $720,000 into 360,000 shares. We received aggregate gross proceeds of $2,280,000, including cancellation of the debt. We issued the shares in reliance on an exemption from registration provided by Rule 506 of Regulation D of the Securities Act. The investors confirmed their investment intent in writing, and their stock certificates bear a "restrictive" legend. Our officers and directors made the offers and sales without compensation.

     On December 15, 1999, we commenced a private offering of common stock. We have issued 1,052,345 shares of our common stock to accredited investors. All 1,052,345 shares were sold for $3 per share, for aggregate proceeds of $3,157,035. The shares were issued in reliance upon an exemption from registration pursuant to Section 4(2) and/or Rule 506 of Regulation D of the Securities Act. The investors confirmed in writing their investment intent, and their stock certificates bear or will bear a "restrictive" legend. The offers and sales were made by officers and directors of MegaMedia without compensation.

     We began another private offering on March 8, 2000. We offered one million "unregistered" and "restricted" shares of our common stock at a price of $5.00 per share. As of July 27, 2000, we have sold 98,072 shares under the private placement, for gross proceeds of $490,360. We closed the offering in August 2000.

     On April 14, 2000, we issued 200,000 "unregistered" and "restricted" shares of our common stock to City-Guide ISP, Inc., pursuant to our Purchase and Sale of Assets Agreement.

Item 27.  Exhibits
          --------

     The following exhibits are filed as a part of this Registration Statement:

     Exhibit


EXHIBIT                             DESCRIPTION

2.1 Agreement and Plan of Reorganization, dated October 6, 1999, among the Company, MegaMedia-Nevada and MegaMedia-Nevada stockholders.

3.1 Articles of Incorporation of ACE Investments, Inc., a Utah corporation, filed March 26, 1985.

3.2      By-Laws of the Company.

3.3 Articles of Amendment to the Articles of Incorporation changing the Company's name to "Matlock Communications, Inc.," filed August 28, 1986.

3.4 Articles of Amendment to the Articles of Incorporation changing the Company's name to "Persimmon Corporation," filed June 28, 1989.

3.5 Certificate of Incorporation of Amalgamated Entertainment, Inc., a Delaware corporation, filed December 20, 1991.

3.6      Articles of Merger of Persimmon Corporation into Amalgamated

3.7 Certificate of Amendment to the Company's Certificate of Incorporation with respect to a 30-1 reverse stock split, filed April 6, 1999.

3.8 Certificate of Amendment to the Company's Certificate of Incorporation with respect to a 2.5-1 stock split, filed September 13, 1999.

3.9 Certificate of Amendment to the Company's Certificate of Incorporation to change the Company's name to "MegaMedia Networks, Inc." filed November 29, 1999.

4.1 Stock Option Agreement, dated January 5, 2000, between the Company and William A. Mobley, Jr.

4.2      2000 Stock Option Plan, effective June 1, 2000.

5.1 Legal Opinion on Registration Statement on Form SB-2, dated September 1, 2000, by Branden T. Burningham, Esq.

10.1 Lease Agreement, dated June 14, 1999, between Kyung Park and Bang Park, landlords, and the Company.

10.1.1   Addendum to Lease Agreement, dated October 6, 1999.

10.2 Product Development Agreement, dated January 7, 2000, between the Company and Nextelligent, Inc.

10.3 Internet Traffic Agreement dated January 7, 2000 between the Company and NextTraffic, Inc.

10.4 Employment Agreement, dated July 16, 2000, between the Company and William A. Mobley, Jr.

10.5 Escrow Agreement, dated as of December 29, 1999, among the Company, certain stockholders of the Company and Christopher P. Flannery, as escrow agent ("Flannery").

10.6 Purchase and Sale of Assets Agreement, dated April 14, 2000, among City-Guide ISP, Inc., David Marshlack, Dan Marshlack, Bruce C. Hammil, Mark R. Dolan and Titan Hosting, Inc. and MegaMedia Networks, Inc.

10.7 Convertible Promissory Note, dated April 14, 2000, issued by Titan Hosting, Inc. in favor of City-Guide ISP, Inc. in the principal amount of $720,000.

10.8 Security Agreement, dated April 14, 2000, between Titan Hosting, Inc. and City-Guide ISP, Inc.

10.9 Unconditional Corporate Guaranty, dated April 14, 2000, executed by MegaMedia Networks, Inc.

10.10 Subscription and Registration Rights Agreement, Dated April 14, 2000, between MegaMedia networks, Inc. and City-Guide ISP, Inc.

10.11 Employment Agreement, dated January 10, 2000, between the Company and David A. Gust, to include exhibits and addendum thereto.

10.12 Employment Agreement, dated February 7, 2000, between the Company and Steven H. Noble, III, and Stock Option Agreements and addedeum as exhibits thereto.

21       List of subsidiaries.

23.1 Consent of the Company's auditor, Parks, Tschopp, Whitcomb & Orr, to be named in the Prospectus included in this Registration Statement on Form SB-2.

23.2 Consent of Branden T. Burningham, Esq., to be named in the Prospectus included in this Registration Statement on Form SB-2.

27 Financial Data Schedule reflecting the year ended December 31, 1999 and the six months ended June 30, 2000.

Item 28.  Undertakings
          ------------

     MegaMedia hereby undertakes:

(1) To file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

     (i) include any prospectus required by Section 10(a)(3) of the Securities Act;

     (ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and

     (iii) include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time shall be deemed to be the initial bona fide offering.

(3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, executive officers and controlling persons the foregoing provisions or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by any of our directors, executive officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, executive officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES
                                   ----------

     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing of Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned in the City of Orlando, State of Florida, on September 1, 2000.

                                       MEGAMEDIA NETWORKS, INC.


                                       By /S/ DAVID A. GUST
                                         ---------------------------------
                                         David A. Gust
                                         Chief Executive Officer, President
                                         and Director

     In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following person in the capacities and on the dates stated.
                                             /S/ DAVID A. GUST
                                             ---------------------------------
                                             David A. Gust
                                             Chief Executive Officer,
                                             President and Director


                                             /S/ STEPHEN H. NOBLE III
                                             ---------------------------------
                                             Stephen H. Noble, III
                                             Vice President, Chief Financial
                                             Officer and Secretary/Treasurer


                                             /S/ WILLIAM A. MOBLEY, JR
                                             ---------------------------------
                                             William A. Mobley, Jr.
                                             Director


                                             /S/ MYRON E. TILLMAN
                                             ---------------------------------
                                             Hon. Myron E. Tillman
                                             Director

    Date Filed: September 1, 2000                   SEC File No. _________


                       SECURITIES AND EXCHANGE COMMISSION

                         WASHINGTON, D.C.  20549

                                    EXHIBITS

                                       TO

                        FORM SB-2 REGISTRATION STATEMENT

                     UNDER THE SECURITIES ACT OF 1933

                         MEGAMEDIA NETWORKS, INC.

Item 27.  Exhibits
          --------

     The following exhibits are filed as a part of this Registration Statement:

EXHIBIT                             DESCRIPTION

2.1 Agreement and Plan of Reorganization, dated October 6, 1999, among the Company, MegaMedia-Nevada and MegaMedia-Nevada stockholders.

3.1 Articles of Incorporation of ACE Investments, Inc., a Utah corporation, filed March 26, 1985.

3.2      By-Laws of the Company.

3.3 Articles of Amendment to the Articles of Incorporation changing the Company's name to "Matlock Communications, Inc.," filed August 28, 1986.

3.4 Articles of Amendment to the Articles of Incorporation changing the Company's name to "Persimmon Corporation," filed June 28, 1989.

3.5 Certificate of Incorporation of Amalgamated Entertainment, Inc., a Delaware corporation, filed December 20, 1991.

3.6      Articles of Merger of Persimmon Corporation into Amalgamated

3.7 Certificate of Amendment to the Company's Certificate of Incorporation with respect to a 30-1 reverse stock split, filed April 6, 1999.

3.8 Certificate of Amendment to the Company's Certificate of Incorporation with respect to a 2.5-1 stock split, filed September 13, 1999.

3.9 Certificate of Amendment to the Company's Certificate of Incorporation to change the Company's name to "MegaMedia Networks, Inc." filed November 29, 1999.

4.1 Stock Option Agreement, dated January 5, 2000, between the Company and William A. Mobley, Jr.

4.2      2000 Stock Option Plan, effective June 1, 2000.

5.1 Legal Opinion on Registration Statement on Form SB-2, dated September 1, 2000, by Branden T. Burningham, Esq.

10.1 Lease Agreement, dated June 14, 1999, between Kyung Park and Bang Park, landlords, and the Company.

10.1.1   Addendum to Lease Agreement, dated October 6, 1999.

10.2 Product Development Agreement, dated January 7, 2000, between the Company and Nextelligence, Inc.

10.3 Internet Traffic Agreement dated January 7, 2000 between the Company and NextTraffic, Inc.

10.4 Employment Agreement, dated July 16, 2000, between the Company and William A. Mobley, Jr.

10.5 Escrow Agreement, dated as of December 29, 1999, among the Company, certain stockholders of the Company and Christopher P. Flannery, as escrow agent ("Flannery").

10.6 Purchase and Sale of Assets Agreement, dated April 14, 2000, among City-Guide ISP, Inc., David Marshlack, Dan Marshlack, Bruce C. Hammil, Mark R. Dolan and Titan Hosting, Inc. and MegaMedia Networks, Inc.

10.7 Convertible Promissory Note, dated April 14, 2000, issued by Titan Hosting, Inc. in favor of City-Guide ISP, Inc. in the principal amount of $720,000.

10.8 Security Agreement, dated April 14, 2000, between Titan Hosting, Inc. and City-Guide ISP, Inc.

10.9 Unconditional Corporate Guaranty, dated April 14, 2000, executed by MegaMedia Networks, Inc.

10.10 Subscription and Registration Rights Agreement, Dated April 14, 2000, between MegaMedia networks, Inc. and City-Guide ISP, Inc.

10.11 Employment Agreement, dated January 10, 2000, between the Company and David A. Gust, to include exhibits and addendum thereto.

10.12 Employment Agreement, dated February 7, 2000, between the Company and Steven H. Noble, III, and Stock Option Agreements and addendum as exhibits thereto.

21       List of subsidiaries.

23.1 Consent of the Company's auditor, Parks, Tschopp, Whitcomb & Orr, to be named in the Prospectus included in this Registration Statement on Form SB-2.

23.2 Consent of Branden T. Burningham, Esq., to be named in the Prospectus included in this Registration Statement on Form SB-2.

27 Financial Data Schedule reflecting the year ended December 31, 1999 and the six months ended June 30, 2000.